UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                      Pursuant to Section 12(b) or 12(g) of
                       The Securities Exchange Act of 1934



                          O.A.K. FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Michigan
                         (State or other jurisdiction of
                         Incorporation or organization)

                             2445 84th Street, S.W.
                             Byron Center, Michigan
                    (Address of principal executive offices)
                                   38-2817345
                      (I.R.S. Employer Identification No.)

                                      49315
                                   (Zip Code)

                                  616-878-1591
                              (616) 878-4407 (FAX)
              (Registrant's telephone number, including area code)



              Securities to be registered pursuant to Section 12(b)
                                  of the Act:
                                      None


        Securities to be registered pursuant to Section 12(g) of the Act:
                          Common Stock, $1.00 par value

Item 1.           Business.

                                    BUSINESS

     O.A.K. Financial Corporation (the "Company"), a Michigan business corporation, is a one bank holding company, which owns all of the outstanding capital stock of Byron Center State Bank (the "Bank"), a Michigan banking corporation. The Company was formed in 1988 for the purpose of acquiring all of the common stock of the Bank in a shareholder approved reorganization, which became effective October 13 of 1988.

     The Bank was originally organized in 1921 as a Michigan banking corporation. As of April 1, 1997, the Bank had approximately 98 full-time and part-time employees. None of the Bank's employees are subject to collective bargaining agreements. The Company does not directly employ any personnel. The principal executive offices of the Company and the Bank are located at 2445 84th Street, S.W., Byron Center, Michigan 49315. The Bank's main office is located in Byron Center and it serves other communities with branch offices in Dorr, Grand Rapids, Grandville, Hudsonville, Jamestown and Moline. The Bank's offices are located in the southwestern portion of Kent County, the southeastern portion of Ottawa County and the northern portion of Allegan County.

     The area in which the Bank's offices are located, which is basically south and west of the city of Grand Rapids, has historically been rural in character but now has a growing urban population as the Grand Rapids Metropolitan Area expands south and west. The populations of the cities in which the Bank's offices are located are approximately as follows: Byron Center - 1,000; Dorr - 1,450; Grand Rapids - 189,125; Grandville - 15,620; Hudsonville - 6,170; Jamestown - 300; Moline - 800.

Bank Services

     The Bank is a full service bank offering a wide range of commercial and personal banking services. These traditional consumer services include checking accounts, savings accounts, certificates of deposit, commercial loans, real estate loans, installment loans, collections, traveler's checks, night depository, safe deposit box and U.S. Savings Bonds. Currently, the Bank does not offer trust services. The Bank maintains correspondent relationships with major banks in Detroit and Grand Rapids, pursuant to which the Bank engages in federal funds sale and purchase transactions, the clearance of checks and certain foreign currency transactions. In addition, the Bank participates with other financial institutions to fund certain large commercial loans which would exceed the Bank's legal lending limit if made solely by the Bank.

     The Bank's deposits are generated in the normal course of business, and the loss of any one depositor would not have a materially adverse effect on the business of the Bank. No material portion of the Bank's loans is concentrated within a single industry or group of related industries. As of December 31, 1996, the Bank's certificates of deposits of $100,000 or more constituted approximately 4.0% of total deposit liabilities. The Bank's deposits originate primarily from its service area, and the Bank does, on a very limited basis, obtain large deposits from outside this area.

     The Bank's principal sources of revenue are interest and fees on loans and interest on investment securities. Interest and fees on loans constituted approximately 74.8% and 76.6% of total revenues for the periods ended December 31, 1996, and December 31, 1995, respectively. Interest on investment securities, including short-term investments and federal funds sold, constituted approximately 19.6% and 18.1% of total revenues in 1996 and 1995. Revenues were also generated from deposit service charges and other financial service fees.

     The Bank provides real estate, consumer and commercial loans to customers in its market. 67.6 percent of the Bank's loan portfolio is in fixed rate loans as of December 31, 1996. Most of these loans, approximately 60.1%, mature within five years of issuance. Approximately $9,522,929 in loans (or roughly 6.5% of the Bank's total loan portfolio) have fixed rates with maturities exceeding five years. 43.8 percent of the Bank's interest-bearing deposits are held in savings, NOW and MMDAs, all of which are variable rate products. Of the approximately $82,345,117 in certificates, $51,646,000 mature within a year, with the balance maturing within a five year period.

     Requests to the Bank for credit are considered on the basis of credit worthiness of each applicant, without consideration to race, color, religion, national origin, sex, marital status, physical handicap, age, or the receipt of income from public assistance programs. Consideration is given to the applicant's capacity for repayment, collateral, capital and alternative sources of repayment. Loan applications are accepted at all the Bank's offices and are approved within the limits of each lending officer's authority. Loan requests in excess of $500,000 are required to be presented to the Board of Directors or the Executive Committee of the Board for its review and approval.

     As described in more detail in Table 14 below, the Bank's ratio of rate sensitive assets to rate sensitive liabilities as of December 31, 1996, was a 4% negative gap, compared to a 6% negative gap at December 31, 1995. As indicated on page 23, the entire balance of savings, NOW, and MMDAs are not categorized as 0 to 3 months, although they are variable rate products. Some of these balances are core deposits which are not considered rate sensitive based on the Bank's historical experiences.

     The Bank sells participations in commercial loans to other financial institutions approved by the Bank, for the purpose of meeting legal lending limit requirements or loan concentration considerations. The Bank has also sold student loans and regularly sells fixed rate and conforming adjustable rate residential mortgages to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Those residential real estate mortgage loan requests that do not meet Freddie Mac criteria are reviewed by the Bank for approval and, if approved, are retained in the Bank's loan portfolio. The Bank has the ability to purchase loans which meet its normal credit standards.

     The Bank's investment policy is considered to be generally conservative. It provides for unlimited investment in U.S. government bonds, with the maximum size of a single purchase limited to $3,000,000 and a maximum maturity of fifteen years. Municipal bonds with an A rating or better may be purchased to provide nontaxable income, with the maximum life of municipal bonds limited to ten years. Nonrated bonds may be purchased from local communities that are familiar to the Bank, with a maximum block size of a single purchase limited to $250,000. Investments in states other than Michigan may not exceed 10% of the municipal portfolio, and investments in a single issuer may not exceed 5% of equity capital. Mortgage backed securities, which are fully collateralized by securities issued by government sponsored agencies, may be purchased in block sizes of up to $3,000,000, provided the average life expectancy does not exceed ten years.

     In addition, certain collateralized mortgage obligations may be purchased if their average life does not exceed five years. In addition to these referenced thresholds affecting the acquisition of investment securities, holdings of approved "non high-risk mortgage securities" are required to be "stress tested" at least annually. The acquisition of "high-risk mortgage securities" is prohibited. In no case may the Bank participate in such activities as gains trading, "when-issued" trading, "pair offs," corporate settlement of government and agency securities, repositioning repurchase agreements, and short sales. All securities dealers effecting transactions in securities held or purchased by the Bank must be approved by the Bank's Board of Directors.

Bank Competition

     The Bank has seven offices, one within each of the communities it serves. See "Properties" below for more detail on these facilities. Within these communities, its principal competitors are Comerica Bank, NBD Bank, Old Kent Bank, First of America Bank, FMB-First Michigan Bank, Michigan National Bank and United Bank of Michigan. Each of these financial institutions, which are headquartered in larger metropolitan areas, with the exception of United Bank of Michigan, have significantly greater assets and financial resources than the Company. Based on deposit information as of June 30, 1996, the Bank holds approximately 1.8% of deposits in the Kent County market, 1.3% of deposits in the Ottawa County market, and 4.0% of the deposits in the Allegan County market. Information as to asset size of competitor financial institutions is derived from publicly available reports filed by and with regulatory agencies.

     The financial services industry continues to become increasingly competitive. Principal methods of competition include loan and deposit pricing, advertising and marketing programs and the types and quality of services provided. The deregulation of the financial service industry has led to increased competition among banks and other financial institutions for a significant portion of funds which have traditionally been deposited with commercial banks. Competition within the Bank's markets has been relatively stable within the past several years. Management continues to evaluate the opportunities for the expansion of products and services, such as trust services, and additional branching opportunities.

Growth of Bank

     The following table sets forth certain financial information regarding the growth of the Bank (and accordingly, excludes holding company data):

                                                                     Balance as of December 31,
                                                                          (in thousands)
==========================================================================================================================
                                                   1996             1995            1994            1993            1992
                                                   ----             ----            ----            ----            ----
Total Assets                                     $216,755        $210,307        $187,079         $176,858        $160,932
Loans, Net of Unearned Income                     147,002         142,993         127,485          116,742         105,819
Securities                                         57,302          56,702          45,598           47,383          43,028
Noninterest-Bearing Deposits                       23,807          19,211          16,478           16,088          13,796
Interest-Bearing Deposits                         146,442         150,807         134,603          128,128         118,791
Total Deposits                                    170,250         170,018         151,081          144,215         132,587
Stockholders' Equity                               34,744          31,979          27,728           25,772          22,898

     The Main Office in Byron Center began in a small 600 square foot building in 1921. It was expanded to 1,100 square feet in 1954. In 1965 the Bank moved next door to a new 10,000 square foot building. In 1987 construction of another new building of 30,000 square feet was begun. The Main Office moved to this facility in 1988 and currently occupies this space. The Bank's first branch was opened in 1963 when the bank refitted an old bank building in Jamestown. The building was once a bank which closed during the Great Depression. The Bank's next branch was opened in Cutlerville in 1972. The original 2,500 square foot building was expanded with a 1,000 square foot addition in 1987. The Bank's Dorr office was opened in 1986 at the site of the Hillcrest Mall. It is a 2,500 square foot facility with a 2,500 square foot storage basement. In 1991, the Bank opened its branch in Hudsonville. The Bank maximized this site for future expansion with a 10,000 square foot building. The Bank occupies 2,500 square feet while the remainder is rented to various office use tenants. During 1995, the Bank purchased and remodeled a former bank branch in Grandville. Also, the same year, the Bank purchased from First of America a building and the deposits of its Moline branch. Currently, the Bank operates three more off-site ATMs. It also has a future branch site in Wyoming with tentative plans to build in 1999. This site is just off a future interchange of the proposed Southbelt Expressway.

                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutes and regulations. A change in applicable laws or regulations may have a material effect on the Company, the Bank and the businesses of the Company and the Bank.

General

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Federal Deposit Insurance Corporation ("FDIC"), the Commissioner of the Michigan Financial Institutions Bureau ("Commissioner"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant and cannot be predicted.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Company.

     Federal law and regulations, including provisions added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation, and loan-to-value ratios for loans secured by real property.

The Company

     General. The Company is a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve, and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require.

     In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, in certain circumstances a Michigan state bank having impaired capital may be required by the Commissioner either to restore the bank's capital by a special assessment upon its shareholders, or to initiate the liquidation of the bank.

     Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would apply to guarantees of capital plans under FDICIA.

     Investments and Activities. Under the BHCA, bank holding companies are prohibited, with certain limited exceptions, from engaging in activities other than those of banking or of managing or controlling banks and from acquiring or retaining direct or indirect ownership or control of voting shares or assets of any company which is not a bank or bank holding company, other than subsidiary companies furnishing services to or performing services for its subsidiaries, and other subsidiaries engaged in activities which, by the Federal Reserve's determination, is closely related to banking or managing or controlling banks. Since September 29, 1995, the BHCA has permitted the Federal Reserve under specified circumstances to approve the acquisition by a bank holding company located in one state, of a bank or bank holding company located in another state, without regard to any prohibition contained in state law. See "Recent Regulatory Developments."

     In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank holding company, will require the prior written approval of the Federal Reserve under the BHCA. In acting on such applications, the Federal Reserve must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act.

     In addition and subject to certain exceptions, the change in the Bank Control Act ("Control Act") and regulations promulgated thereunder by the Federal Reserve, require any person acting directly or indirectly, or through or in concert with one or more persons, to give the Federal Reserve 60 days' written notice before acquiring control of a bank holding company. Transactions which are presumed to constitute the acquisition of control include the acquisition of any voting securities of a bank holding company having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if, after the transaction, the acquiring person (or persons acting in concert) owns, controls or holds with power to vote 25% or more of any class of voting securities of the institution. The acquisition may not be consummated subsequent to such notice if the Federal Reserve issues a notice within 60 days, or within certain extensions of such period, disapproving the same.

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of the assets of another bank, or the assumption of the liabilities by such a subsidiary to pay any deposits in another bank, requires the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve under the BHCA and/or the Commissioner under Michigan banking laws, may be required.

     With certain limited exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares or assets of any company other than a bank, unless the company involved is engaged solely in one or more activities which the Federal Reserve has determined to be closely related to banking or managing or controlling banks. In making this determination, the Federal Reserve considers various factors, including among others the financial and managerial resources of the notifying bank holding company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

     The recent enactment of the Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") streamlines the nonbanking activities application process for well capitalized and well managed bank holding companies. See "Recent Regulatory Developments." Under EGRPRA, qualified bank holding companies may commence a regulatory approved nonbanking activity without prior notice to the Federal Reserve; written notice is merely required within ten days after commencing the activity. Also, under EGRPRA, the prior notice period is reduced to 12 days in the event of any nonbanking acquisition or share purchase, assuming the size of the acquisition does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% in Tier 1 capital. This prior notice requirement also applies to commencing a nonbanking activity de novo which have been approved by the Federal Reserve only.

     Capital Requirements. The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a capital leverage requirement expressed as a percentage of total assets, (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets, and
(iii) a Tier 1 leverage requirement expressed as a percentage of total assets. The capital leverage requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk- weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets, less goodwill ("Tier 1 capital leverage ratio") of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve has not advised the Company of any specific minimum Tier 1 capital leverage ratio applicable to it.

     FDICIA requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and
Regulatory Improvement Act of 1994 (the "Riegle Act"), to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. See "Recent Regulatory Developments." In 1995, the federal bank regulatory agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of: (i) identified concentrations of credit risks, (ii) the exposure of the institution to a decline in the value of its capital due to changes in interest rates, and
(iii) the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions. In addition, the agencies proposed: (i) additional required data submissions on periodic Reports of Condition and Income ("Call Reports") regarding interest rate exposure, to furnish a basis for future regulations imposing explicit minimum capital charges for interest rate risk, and (ii) incorporation in the capital adequacy regulations of a measure for market risk in, among other things, the trading of debt instruments.

     Dividends. The Company is a corporation separate and distinct from the Bank. All of the Company's revenues are received by it in the form of dividends paid by the Bank. The Bank is subject to statutory restrictions on their ability to pay dividends to the Company. See "The Bank - Dividends." The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank is possessed by the FDIC. The "prompt corrective action" provisions of FDICIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies.

     In addition to the restrictions on dividends imposed by the Federal Reserve, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as the Company, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution.

The Bank

     General. The Bank is a Michigan banking corporation and its deposit accounts are insured by the Bank Insurance Fund ("BIF") of the FDIC. As a BIF-insured Michigan chartered bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Michigan banks, and the FDIC, as administrator of the BIF. The Bank is a member of the Federal Reserve System and as such is regularly examined by the Federal Reserve. These agencies and federal and state law extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of noninterest-bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     Deposit Insurance. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. Pursuant to FDICIA, the FDIC adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     FDICIA required the FDIC to establish assessment rates at levels which would restore the BIF to a mandated reserve ratio of 1.25% of insured deposits over a period not to exceed 15 years. In 1995, the FDIC determined that the BIF had reached the required ratio. Accordingly, the FDIC has established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1996, ranging from 0% of deposits for institutions in the highest category to .27% of deposits for institutions in the lowest category. For 1996, the Bank paid $17,096 in BIF insurance assessments, representing a premium of
 .01%.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     Capital Requirements. Consistent with the Federal Reserve's guidelines for bank holding companies, the FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital (which consists principally of shareholders' equity). These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions.

     FDICIA establishes five capital categories, and the federal depository institution regulators, as directed by FDICIA, have adopted, subject to certain exceptions, the following minimum requirements for each of such categories:

                                           Total                    Tier 1
                                           Risk-Based               Risk-Based
                                           Capital Ratio            Capital Ratio             Leverage Ratio
Well capitalized                           10% or above             6% or above               5% or above
Adequately capitalized                       8% or above            4% or above               4% or above
Undercapitalized                           Less than 8%             Less than 4%              Less than 4%
Significantly undercapitalized             Less than 6%             Less than 3%              Less than 3%
Critically undercapitalized                         --                       --               A ratio of tangible
                                                                                              equity to total assets
                                                                                              of 2% or less

     At  December  31,  1996,  each  of  the  Bank's  ratios  exceeded   minimum
requirements for the well-capitalized category.

     Among other things, FDICIA requires the federal depository institution regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The scope and degree of regulatory intervention is linked to the capital category to which a depository institution is assigned.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     Dividends. Under Michigan law, the Bank is restricted as to the maximum amount of dividends it may pay on its common stock. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. A Michigan state bank may, with the approval of the Commissioner, by vote of shareholders owning 2/3 of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank has no present plans to issue preferred stock.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may also prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice. The Federal Reserve has issued a policy statement providing that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     Insider Transactions. The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiary, on investments in the stock or other securities of the Company or its subsidiary and the acceptance of the stock or other securities of the Company or its subsidiary as collateral for loans. The "covered transactions" that an insured bank is permitted to engage in with nonbank affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured bank; and (ii) in the case of all affiliates, the aggregate amount of all "covered transactions" of the insured bank and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured bank. "Covered transactions" are defined by statute to include a loan or extension of credit to the affiliate, a purchase of securities issued by an affiliate, a purchase of assets from the affiliate (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guaranty, acceptance, or letter of credit for the benefit of an affiliate. Covered transactions must also be collateralized. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to "related interests" of such directors, officers and principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     Safety and Soundness Standards. On July 10, 1995, the FDIC, the Office of Thrift Supervision, the Federal Reserve and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. The federal banking agencies have also published for comment proposed asset quality and earnings standards which, if adopted, would be added to the safety and soundness guidelines. This proposal, like the final guidelines, would make each depository institution responsible for establishing its own procedures to meet such goals.

     State Bank Activities. Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC- insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as a principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA.

     Consumer Banking. The Bank's business includes making a variety of types of loans to individual consumers. In making these loans, the Bank is subject to State usury and regulatory laws and to various Federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act, and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination based on race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on mortgage lenders and servicers under the National Flood Insurance Program. See "Recent Regulatory Developments." In receiving deposits, the Bank is subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank and its respective directors and officers.

Recent Regulatory Developments

     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages, and reductions in compliance burdens regarding Currency Transaction Reports, reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases, and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.

     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions that include limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allows individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

     In November, 1995, the state of Michigan exercised its right to opt-in early to the Riegle-Neal Act, and permitted non-U.S. banks to establish branch offices in Michigan. Effective November 29, 1995, the Michigan Banking Code was amended to permit, in appropriate circumstances and with the approval of the Commissioner, (i) the acquisition of Michigan-chartered banks by FDIC-insured banks, savings banks, or savings and loan associations located in other states,
(ii) the sale by a Michigan-chartered bank of one or more of its branches (not comprising all or substantially all of its assets) to an FDIC insured bank, savings bank or savings and loan association located in a state in which a Michigan-chartered bank could purchase one or more branches of the purchasing entity, (iii) the acquisition by a Michigan-chartered bank of an FDIC-insured bank, savings bank or savings and loan association located in another state,
(iv) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, (v) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered either by Michigan or one of such other states, (vi) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and (vii) the establishment by foreign banks of branches located in Michigan. The amending legislation also expanded the regulatory authority of the Commissioner and made certain other changes.

     The Michigan Legislature adopted, effective March 28, 1996, the Credit Reform Act. This statute, together with amendments to other related laws, permits regulated lenders, indirectly including Michigan-chartered banks, to charge and collect higher rates of interest and increased fees on certain types of loans to individuals and businesses. The laws prohibit "excessive fees and charges," and authorize governmental authorities and borrowers to bring actions for injunctive relief and statutory and actual damages for violations by lenders. The statutes specifically authorize class actions, and also civil money penalties for knowing and willful, or persistent violations.

     FDIC regulations which became effective April 1, 1996, impose limitations (and in certain cases, prohibitions) on (1) certain "golden parachute" severance payments by troubled depository institutions and their affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees, or principal shareholders of the institution), and (ii) certain indemnification payments by a depository institution or its affiliated holding company, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to its respective directors or officers otherwise permitted under the Michigan Business Corporation Act ("MBCA") or the Michigan Banking Code, respectively.

     In October 1996, Congress enacted EGRPRA, which provides for the recapitalization of the Safe Deposit Insurance Fund and includes approximately 40 regulatory release initiatives. Among other matters, this legislation provides for expedited application procedures for nonbanking activities by capitalized and well managed bank holding companies, provides reforms to the Fair Credit Reporting Act, and provides for a variety of other regulatory relief to the banking industry.

Item 2.           Financial Information.

                                                            SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                                                                 (in thousands, except per share data)
                                                                          Year Ended December 31,
                                               1996              1995              1994             1993             1992
                                               ----              ----              ----             ----             ----
Income Statement Data:
  Interest income                            $ 17,502         $ 16,268          $ 14,082         $ 12,773         $ 12,891
  Interest expense                              7,181            6,637             5,371            5,118            5,597
  Net interest income                          10,321            9,631             8,711            7,655            7,295
  Provision for loan losses                         0              275               170              510              750
  Noninterest income                            1,075              919               665            1,523            1,402
  Noninterest expenses                          5,169            4,511             4,097            3,761            3,445
  Income before Federal                         6,227            5,764             5,109            4,907            4,501
    income taxes
  Net income                                    4,375            4,004             3,680            3,396            3,130
Per Share Data(1):
  Net income                                     4.35             3.98              3.66             3.38             3.11
  Cash dividends declared                         .94              .82               .67              .67              .56
  Book Value                                    35.32            32.24             27.51            25.55            22.69
  Weighted average shares
   outstanding (1)                              1,007            1,010             1,014            1,015            1,015
Balance Sheet Data (2):
  Total assets                                217,527          210,880           187,244          176,914          160,964
  Loans (gross)                               147,002          142,993           127,485          116,742          105,819
  Allowance for loan losses                     2,376            2,305             2,056            2,049            1,820
  Deposits                                    170,221          170,012           151,074          144,111          132,486
  Stockholders' equity                         35,544           32,559            27,900           25,932           23,030
Ratios:
  Tax equivalent net interest
  income to average earning
  assets                                         5.23             5.42              5.24             5.09             5.23
  Return on average equity                      12.89            13.20             13.64            13.84            14.32
  Return on average assets                       2.03             2.97              2.02             2.02             2.04
  Nonperforming loans to
  total loans                                    0.81             0.66              0.24             0.62             0.98
  Tier 1 leverage ratio                         15.97            15.42             15.36            15.45            14.98
  Dividend payout ratio                         21.54            18.75             16.77            14.56            13.21
  Equity to asset ratio                         16.34            15.44             14.90            14.66            14.31

(1) Per share data for years prior to 1996 have been restated to give effect to a 10% stock dividend paid in July 1996, a 25% stock dividend paid in April 1994, and a 25% stock dividend paid in May 1992.

(2)      At year end.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     O.A.K. Financial Corporation (the "Company") is a single bank holding company whose sole subsidiary is the Bank. The Bank has seven banking offices serving seven communities in Kent, Ottawa and Allegan Counties. Neither the Company nor the Bank has had any acquisition activity in their respective histories.

     The following financial review presents management's discussion and analysis of financial condition and results of operations during the period of 1994 through 1996. The discussion should be read in conjunction with the Company's consolidated financial statements and accompanying notes.

Summary

     The Company and its subsidiary bank Byron Center State Bank consistently have been ranked as a high performance community bank by the various bank rating companies. The Company has had eleven consecutive years of returns on average assets of over 2%. Its capital ratio of 15.97% makes it one of the strongest capitalized community banks in the State of Michigan.

     To achieve this status, the Company has relied on years of continuous improvements in a business culture that emphasizes quality assets, managed in an efficient manner so as to minimize the cost of overhead. Technology has also been a key component to the Company's success. Technology has and will remain an important tool that will help management deliver more services and manage more assets at a lower cost to support these functions.

     The Company has a surplus of capital. The Board of Directors has made it a priority to make more efficient use of capital. The primary emphasis is releveraging capital through aggressive yet careful growth. This is expected to be accomplished through competitive, cost effective products and services, efficiently delivered without compromising the Bank's risk and underwriting standards. The Company has also had limited success in redeeming shares of common stock. The Company also has increased its dividend payout ratio over the years from 13.21% in 1992 to 21.54% in 1996. It is expected that the Company may continue to increase its dividend payout ratio until the Company reaches an equilibrium between growth, capital needs and earnings. Effective January 15, 1997, the Board of Directors declared a $2.00 per share special dividend resulting in the return of $2,012,348 in excess capital to the stockholders.

Results of Operations

Table 1 Earnings performance(in thousands, except per share data)
                                                   Year Ended December 31
                                        1996               1995                  1994
                                        ----               ----                  ----
Net Income............................ $4,375            $4,004               $3,680
  Per share...........................  $4.35             $3.98                $3.66

Earnings ratios:
  Return on average assets............   2.03              2.07                 2.02
  Return on average equity............  12.87             13.21                13.64

Net Interest Income

     The following schedule presents the average daily balances, interest income (on a fully taxable equivalent basis) and interest expense and average rates earned and paid for the Bank's major categories of assets, liabilities, and shareholders' equity for each of the years indicated:

Table 2 - Interest Yields and Costs (in thousands)

                                                                Year ended December 31,
                                             1996                             1995                                1994
                              Average                   Yield/    Average                 Yield/      Average                 Yield/
                             Balance       Interest     Cost      Balance    Interest     Cost        Balance     Interest     Cost
Assets:
Fed. funds sold              $   2,483   $      133     5.36%   $    1,850   $    108     5.81%   $     4,045   $      185     4.56%
Securities:
  Taxable                       39,831        2,524     6.34%       32,540      1,982     6.09%        31,965        1,501     4.70%
  Tax-exempt                    14,875        1,283     8.63%       15,174      1,355     8.93%        15,603        1,457     9.34%
Loans(1)(2)                    147,529       13,952     9.46%      135,557     13,232     9.76%       123,469       11,406     9.24%
                             ---------     --------              ---------   --------               ---------     --------
Total earning assets/total
interest income                204,718      $17,888     8.74%      185,121    $16,673     9.01%       175,082      $14,547     8.31%
                             ---------      -------              ---------    -------               ---------      -------
Cash and due from banks          4,474                               3,917                              3,681
Unrealized Gain/Loss               420                               (293)                              (640)
All other assets                 7,999                               7,048                              6,568
Allowance for loan loss         (2,462)                             (2,187)                            (2,103)
                           -----------                          ----------                         ----------
  Total assets                $215,149                            $193,606                           $182,588
                              ========                            ========                           ========
Liabilities and
  Stockholders' Equity
Interest bearing deposits:
MMDA, Savings/NOW accounts   $  62,076     $  1,854     2.99%    $  57,751   $  1,892     3.28%    $   63,679       $1,893     2.97%
Time                            87,885        4,916     5.59%       80,319      4,419     5.50%        69,743        3,224     4.62%
Fed Funds Purchased              8,004          301     3.76%        4,304        166     3.86%         2,459           70     2.85%
Other Borrowed Money             1,893          110     5.81%        2,843        159     5.59%         3,455          187     5.41%
                            ----------    ---------              ---------                          ---------      -------
Total interest bearing
   liabilities/total
   interest expense            159,858     $  7,181     4.49%      145,217   $  6,637     4.57%       139,336       $5,374     3.86%

Noninterest bearing deposits    19,762                              16,744                             15,200
All other liabilities            1,543                               1,328                              1,063
Stockholders' Equity:
Unrealized Holding Gain/Loss       277                               (192)                              (480)
Common Stock, Surplus,
 Retained Earnings              33,709                              30,509                             27,469
                             ---------                          ----------                         ----------
Total liabilities and
  stockholders' equity        $215,149                            $193,606                          $182, 588
                              ========                            ========                          =========

Interest spread                              10,321     4.25%                   9,631     4.44%                      8,711     4.45%
                                                        =====                             =====                      =====
Net interest income-FTE                     $10,707                           $10,036                               $9,173
                                            =======                           =======                               ======
Net Interest Margin
 as a Percentage
 of Average Earning Assets                              5.04%                             5.20%                                4.98%

(1) Nonaccruing loans are not significant during the three year period and, for purposes of the computations above, are included in the average daily loan balances.

(2) Interest on loans includes net origination fees totaling $263,376 in 1996, $265,562 in 1995 and $335,257 in 1994.

     Net interest income is the principal source of income for the Bank. Tax equivalent net interest income increased to $10,707,480 or by 6.7% in 1996. In the prior year tax equivalent net interest income increased by 9.4% to $10,035,973 from $9,172,574 in 1994.

     Net interest income is the difference between interest earned on loans, securities, and other earning assets and interest paid on deposits and borrowed funds. In Table 2 and Table 3 the interest earned on investments and loans is expressed on a fully taxable equivalent (FTE) basis. Tax exempt interest is increased to an amount comparable to interest subject to federal income taxes in order to properly evaluate the effective yields earned on earning assets. The tax equivalent adjustment is based on a federal income tax rate of 34%. Table 3 analyzes the reasons for the increases and decreases in interest income and expense. The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

Table 3 - Change in Tax Equivalent Net Interest Income (in thousands)

                                       1996 Compared to 1995                              1995 Compared to 1994
                                       ---------------------                              ---------------------
                                            Amount of                                           Amount of
                                      Increase/(Decrease)                                    Increase/(Decrease)
                                        due to change in                                      due to change in
                                                                        Total                                       Total
                                                                        Amount                                      Amount
                                                                          of                                          of
                                                        Average        Increase/                     Average       Increase/
                                          Volume        Rate          (Decrease)      Volume         Rate          (Decrease)
Interest Income
  Federal funds sold..............        $    34       $   (8)        $    26       $  (128)       $    51        $   (77)
  Securities:
     Taxable......................            462            80            542             35           446             481
     Tax Exempt...................           (26)          (46)           (72)           (38)          (64)           (102)
  Loans...........................          1,133         (413)            720          1,180           646           1,826
                                           ------        ------         ------        -------        ------         -------
    Total interest income.........          1,603         (387)          1,216          1,049         1,079           2,128
                                           ------        ------         ------        -------        ------         -------
Interest Expense
  Interest bearing deposits:
    Savings/NOW accounts..........            129         (167)           (38)          (194)           193             (1)
    Time..........................            423            74            497            582           615           1,195
    Fed Funds Purchased...........            139           (4)            135             71            25              96
    Other Borrowed Money                     (55)             6           (49)           (34)             6            (28)
                                           ------         -----        -------        -------       -------         -------
    Total interest expense                    636          (91)            545            425           837           1,262
                                            -----         -----          -----          -----        ------           -----
Net interest income (FTE)                 $   967        $(296)        $   671         $  624        $  242         $   866
                                          =======        ======        =======         ======        ======         =======

     The Company's commitment to reinvesting in its communities is evident inits ratios of loans to assets and loans to deposits, which ratios are generally greater than the comparable ratios of the Company's peers. This in turn translates into above peer net interest margin. (Based on FFIEC uniform bank performance report.)

     Net interest income as a percent of total interest income was 59.9%, 60.2%, and 63.1% for 1996, 1995, and 1994 respectively. Net interest spread was 5.23%, 5.42%, and 5.24% for the same periods.

     Interest from loans represents 78.0%, 79.4%, and 78.4% of total interest income for 1996, 1995, and 1994 respectively. Net interest income is strongly influenced by results of the Bank's lending activities.

     Total interest expense increased 33.6% from 1994 to 1996. Cost of funds are influenced by economic conditions and activities of the Federal Reserve. The Bank's asset/liability committee seeks to manage sources and uses of funds, and to monitor the gap in maturities of these funds to maintain a steady net interest margin in varying market conditions.


Table 4 - Composition of Average Earning Assets and Interest Paying Liabilities

                                                                Year ended December 31
                                                     1996                1995                1994
                                                     ----                ----                ----
As a percent of average earning assets
  Loans......................................       72%                 73%                 71%
  Other earning assets.......................       28%                 27%                 29%
                                                  -----               -----               -----
     Average earning assets..................      100%                100%                100%

  Savings and NOW accounts...................       39%                 40%                 46%
  Time deposits..............................       55%                 55%                 50%
  Other borrowings...........................        6%                  5%                  4%
                                                  -----               -----               -----
     Average interest bearing liabilities....      100%                100%                100%

Earning asset ratio..........................       95%                 96%                 96%

Noninterest Income

     The major component of the Bank's noninterest income is service charges on deposits and service fees and gains from sale of Freddie Mac loans.

         Deposit account service charges have remained static due to a very competitive market. The Bank's service charge structures have not been increased since 1994.

     A large component of other noninterest income is origination fees for mortgages. A small but growing component of other noninterest income is from commissions earned on sales of non-deposit products and gains on sales of loans.

Table 5 - Noninterest Income(in thousands)

                                                                Year Ended December 31
                                                          ---------------------------------
                                                       1996                 1995                 1994
                                                       ----                 ----                 ----
Service charges on deposit accounts .........      $  529                 $492                  $537

Net gains (losses) on asset sales:
  Loans......................................         133                  105                   118
  Securities.................................          13                  (4)                  (48)
Other........................................         400                  326                    58
                                                   ------                -----                ------

     Total noninterest income................      $1,075                 $919                  $665
                                                   ======                 ====                  ====

Noninterest Expense

Table 6 - Noninterest Expense(in thousands)

                                                                 Year ended December 31
                                                             ----------------------------------
                                                      1996                 1995                  1994
                                                      ----                 ----                  ----
Salaries and employee benefits...............    $2,650               $2,170                 $1,993
Occupancy and equipment......................       845                  788                    722
FDIC assessment..............................        17                  176                    327
Postage......................................       104                   93                     80
Printing and supplies........................       132                  122                     86
Marketing....................................       161                  131                     64
Michigan Single Business Tax.................       197                  172                    148
Other........................................     1,063                  859                    677
                                                 ------              -------                -------
  Total noninterest expense..................    $5,169               $4,511                 $4,097
                                                 ======               ======                 ======

     Table 6 lists the Bank's most significant noninterest expenses.

     Total operating expenses grew 26% from 1994 to 1996. The majority of the increase was in employee salaries and benefits and most of that increase resulted from the addition of staff. The Bank has made a conscious effort to add to staff to improve asset quality and regulatory compliance. Additions to the Bank's staff were also made as a part of an effort to build and improve marketing and sales support. This is a long term initiative that is expected to contribute to future growth and earnings.

     Expenses were positively impacted by the reduction in FDIC insurance costs. Under current guidelines, the Bank has achieved the best rating and therefore enjoys the low assessment. (See "Supervision and Regulation.")

     Earnings remained strong in 1996 aided by reduced expenses for FDIC insurance and reduced loan loss provisions.

Financial Condition--Summary

     During 1996, total assets increased 3% to $217,526,530. Deposit growth was minimal, however, a positive change did take place in the deposit area as a shift from high priced CDs to core savings and checking deposits took place. This coincides with an effort to build relationship banking. Loans grew 2.8% in 1996 down from 12.2% in 1995. Strong competition for loans remains a risk factor for the future.

The Loan Portfolio

     The loan personnel of the Bank are committed to making quality loans that produce a competitive rate of return for the Bank and also serve the community by providing funds for home purchases, business purposes, and consumer needs. It is management's intent to maintain a loan to deposit ratio in the 75-85% range, enabling the Bank to earn the higher interest rates available on loans. Loan demand in the Bank's service area is expected to remain strong enough to achieve that goal.

     The majority of loans are to businesses in the form of commercial loans and mortgages. The Bank's consumer mortgage activity is substantial, however, only a small portion is retained for the Bank's own portfolio. Over the past five years the bank has built approximately an eighty million dollar servicing portfolio with Freddie Mac. In 1996, the Bank made a commitment for the future to grow and improve its consumer installment portfolio.

     The loan portfolio mix consists of 24% residential real estate, 8% consumer installment, 49% commercial real estate, and 19% commercial.

     The growth rate of the lending portfolio was 12.2% from 1994 to 1995 and 2.8% from 1995 to 1996.

     Nearly 80% of loans are placed within the area the Bank designates as its market for purposes of regulatory Community Reinvestment Act ("CRA") compliance. Nearly all loans are placed within the metropolitan area of Grand Rapids and surrounding communities.

Table 7 - Loan Portfolio Composition(in thousands)

                                                                           Year ended December 31
                                                         ----------------------------------------------------
                                                       1996                      1995                      1994
                                                Amount         %          Amount          %          Amount         %
Commercial Real Estate.....................       $ 77,280     49           $ 71,690      50           $ 63,898     50
Residential Real Estate....................         35,376     24             33,710      24             28,332     22
Other Commercial...........................         27,452     19             26,912      19             25,681     20
Installment................................         11,894      8             10,681       7              9,574      8
                                                  --------     --           --------      --         ----------     --

  Total loans (gross)......................       $147,002    100%          $142,993     100%          $127,485    100%
                                                  ========    ====          ========     ====          ========    ====

     The Bank's loan personnel have endeavored to make high quality loans using well established policies and procedures and a thorough loan review process. The Bank has hired an independent person to review the quality of the loan portfolio on a regular basis. The extent of loan quality is demonstrated by the low ratios of nonperforming loans and charge offs as a percentage of the loan portfolio. As referenced in more detail in Table 9 below, the Bank's ratio of nonperforming loans to total loans at December 31, 1996 was only .8%. In 1996, the Bank had net recoveries of $71,122, while net charge offs were $25,706 and $163,599 in 1995 and 1994, respectively.

     Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due in payments, collateral for loans which have been in-substance foreclosed, and other real estate which has been acquired primarily through foreclosure and is awaiting disposition. Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely.

Table 8 - Maturities and Sensitivities of Loans in Interest Rates

     The following table shows the amount of fixed rate loans outstanding as of December 31, 1996 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

                                                                              Maturing
                                                                     (in thousands of dollars)
                                         After one but
                                         Within one Year       within five years      After five years     Total
Residential Real Estate..............    $  5,639               $14,713                $9,107              $29,459
Installment..........................         859                10,264                   213               11,336
Commercial Real Estate...............       6,241                41,778                   170               48,189
Other commercial.....................         391                 8,516                    33                8,940
                                          -------               -------                ------              -------
      Totals.........................     $13,130               $75,271                $9,523              $97,924
                                          =======               =======                ======              =======

     Below is a schedule for the amounts maturing or repricing which are classified according to their sensitivity to changes in interest rates.

                                                             Interest Sensitivity
                                                          (in thousands of dollars)
                                                      Fixed Rate           Variable Rate
Due within 3 months.............................      $  4,922             $49,078
Due after 3 months within 1 year................         8,208                   0
Due after one but within five years.............        75,271                   0
Due after five years............................         9,523                   0
                                                       -------            ---------
Total...........................................       $97,924              $49,078
                                                       =======            =========

Table 9 - Nonperforming Assets(in thousands)

                                                                                            December 31
                                                                             1996              1995              1994
                                                                             ----              ----              ----
Nonaccrual loans................................................            $1,080              $834             $   0
90 days or more past due & still accruing.......................               114               111               303
                                                                             -----               ---               ---
  Total nonperforming loans.....................................             1,194               945               303
Other real estate...............................................                 0                 0                 0
                                                                          --------            ------            ------
  Total nonperforming assets....................................            $1,194              $946              $303
                                                                            ======              ====              ====

Nonperforming loans as a percent of total loans.................             0.81%             0.66%             0.24%
Nonperforming loans as a percent of the loan loss reserve.......               50%               41%               15%

     While nonperforming loans make up 50% of the Bank's loan loss reserve as of December 31, 1996, management is confident that substantial equity exists in the majority of these credits. The loan loss reserve then, is adequate for these loans as well as the remainder of the lending portfolio.

     It is expected that $811,000 of non-accrual loans will become other real estate in 1997. Prospects are good that this same real estate will be liquidated without loss in 1997. This would bring non-performing loans to .26% of loans and 16% of loan loss reserve.

     The allowance for loan losses is analyzed periodically by management. In so doing, management assigns a portion of the allowance to specific credits that have been identified as problem loans and reviews past loss experience. The local economy and particular concentrations are considered, as well as a number of other factors.


Table 10 - Loan Loss Experience(in thousands)

                                                                                     Year ended December 31
                                                                           1996               1995               1994
                                                                           ----               ----               ----
Loans:
  Average daily balance of loans for the year.................           $147,529           $135,557           $123,469
  Amount of loans (gross) outstanding at end of period........           $147,002           $142,993           $127,485

Allowance for loan losses:
  Balance at beginning of year................................          $   2,305          $   2,056          $   2,049
  Loans charged off:
    Real estate...............................................                  0                  0                  0
    Commercial................................................                108                 25                265
    Consumer..................................................                 71                 75                 33
                                                                        ---------          ---------          ---------
        Total charge-offs.....................................                179                100                298
  Recoveries of loans previously charged off:
    Real estate...............................................                 56                  3                  3
    Commercial................................................                157                 57                109
    Consumer..................................................                 37                 14                 23
                                                                        ---------          ---------         ----------
        Total recoveries......................................                250                 74                135
                                                                         --------          ---------         ----------

  Net loans charged off (recoveries)..........................               (71)                 26                163
  Additions to allowance charged to operations................                  0                275                170
                                                                       ----------         ----------         ----------
        Balance at end of year................................           $  2,376          $   2,305          $   2,056
                                                                         ========          =========          =========

Ratios:
  Net loans charged off to avg loans outstanding..............              -.05%               .02%               .13%
  Allowance for loan losses to loans outstanding..............              1.62%              1.61%              1.61%

                                       19

Table 11 - Allocation of the Allowance for Loan Losses

                                                                       Year ended December 31
                                                         1996                     1995                    1994
                                                         ----                     ----                    ----
Commercial...........................                $1,734                    $1,707                $1,730
Real estate mortgages................                   188                       177                   154
Consumer.............................                   158                       136                   122
Unallocated..........................                   296                       285                    50
                                                    -------                   -------              --------
  Total..............................                $2,376                    $2,305                $2,056
                                                     ======                    ======                ======

The Securities Portfolio

     Securities are purchased and classified as "available-for-sale." The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. These securities may be sold to meet the Bank's liquidity needs or to improve the quality of the investment portfolio.

Deposits

     Deposits are gathered from the communities the Bank serves. Lately the Bank has emphasized relationship marketing to reinforce the core nature of its deposit base.

     Table 12 indicates a relatively stable base of deposits spread over the Bank's product lines. Average total deposits grew 4.1% from 1994 to 1995 and grew 9.6% from 1995 to 1996. The increase from 1995 to 1996 resulted primarily from the $10,000,000 deposits only acquisition of the Moline Branch from First of America Bank.

     The Bank is continually enhancing its deposit product. In addition to relationship pricing the Bank has instituted telephone and personal computer banking as new alternatives to customer access. The Bank operates eight automated teller machines, three of which are off-site.

Table 12 - Average Daily Deposits (in thousands)

                                                                               Average for the Year
                                                      1996                          1995                          1994
                                              Amount       % of Assets     Amount        % of Assets     Amount          % of Assets
Noninterest bearing demand..............      $ 19,762         9%          $ 16,744          9%          $  15,200           8%
MMDA/Savings and NOW accounts...........        62,076        29%            57,751         30%             63,679          35%
Time....................................        87,885        41%            80,319         41%             69,743          38%
                                             ---------        ---         ---------         ---          ---------          ---
   Total Deposits.......................      $169,723        79%          $154,814         80%           $148,622          81%
                                              ========        ===          ========         ===           ========          ===

     The following table sets forth the average deposit balances and the weighted average rates paid thereon:

                                                                                Average for the Year
                                                         1996                          1995                          1994
                                              Average                       Average                        Average
                                              Balance             Rate      Balance             Rate       Balance            Rate
Noninterest bearing demand..............      $ 19,762                      $  16,744                      $ 15,200
MMDA/Savings and NOW accounts...........        62,076            2.99%        57,751           3.28%        63,679           2.97%
Time....................................        87,885            5.60%        80,319           5.50%        69,743           4.62%
                                             ---------            -----     ---------           -----     ---------           -----
   Total Deposits.......................      $169,723            3.99%      $154,814           4.08%      $148,622           3.44%
                                              ========                       ========                      ========

     The following table summarizes time deposits in amounts of $100,000 or more by time remaining until maturity as of December 31, 1996:

                                              Amount
Three months or less                         $ 1,515
Over 3 months through 6 months                   991
Over 6 months through 1 year                   1,772
Over 1 year                                    2,491
                                            --------
                                             $ 6,769
                                            ========

     The Bank operates in a very competitive environment. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive with the market. Management also attempts to offer a wide variety of products to meet the needs of its customers. The Bank offers business and consumer checking accounts, regular and money market savings accounts, and certificates having many options in their terms.

Capital

     A financial institution's capital ratio is looked upon by the regulators and the public as an indication of its soundness. Table 13 summarizes the Company's regulatory capital and its capital ratios. Also shown are the capital requirements established by the regulatory agencies for adequately and well-capitalized institutions. The Bank's strong capital ratio puts it in the best classification on which the FDIC bases its assessment charge. As capital ratios continue to increase, management is challenged to find ways to effectively administer the Bank's resources.

     In 1996, the Company paid dividends totaling $942,389, approximately 22% of earnings. In 1995, dividends of $750,891 were paid, 19% of earnings, while the previous year $617,246 was paid out equaling 17% of earnings.

     On January 13, 1997, the Company paid a special $2.00 per share dividend. This is in addition to the anticipated regular dividends for 1997. It still leaves the Company in all the top regulatory categories for adequately and well-capitalized institutions.

Table 13 - Capital Resources (in thousands)

                                         Regulatory Requirements                            December 31
                                        Adequately          Well
                                       Capitalized       Capitalized          1996             1995             1994
                                                                              ----             ----             ----
Tier 1 capital.....................                                           $34,566          $31,129          $28,880
Tier 2 capital.....................                                             1,976            1,923            1,696
                                                                            ---------         --------         --------
  Total qualifying capital.........                                           $36,542          $33,052          $30,576
                                                                              =======                           =======

Ratio of equity to total assets....
Tier 1 leverage ratio..............        4%                   5%             15.97%           15.42%           15.36%
Tier 1 risk-based capital..........        4%                   6%             21.92%           20.28%           21.34%
Total risk-based capital...........        8%                  10%             23.18%           21.54%           22.76%

Asset/Liability Management

     The Bank's Asset/Liability Management committee ("ALCO") meets regularly to evaluate the Bank's interest rate sensitivity position, address issues of liquidity, and review the interest margin, analyzing causes for changes in net interest income.

     The Bank's Asset/Liability Policy provides that the one year gap position will be plus or minus 25%. During 1996, the Bank's one year gap position averaged a 5% negative gap.

     Management was able to influence the gap by selling fixed rate mortgages, pricing loans to encourage variable rate financing, and encouraging depositors to invest in time deposits by pricing them favorably.

     The Company's sources of liquidity include principal payments received on loans, maturing investment securities, sale of securities held in the "available for sale" designation, customer deposits, borrowing from the Federal Home Loan Bank of Indianapolis, other bank borrowings, Federal Funds and the issuance of common stock. The Company has ready access to significant sources of liquidity on an almost immediate basis. Management anticipates no difficulty in maintaining liquidity at levels necessary to conduct the Bank's day-to-day business activity.

Table 14 - Asset/Liability Gap Position (in thousands)

                                                                          December 31, 1996
                                                     0-3            4-12             1-5             5+
                                                    Months          Months           Years           Years           Total
Assets:
  Loans...................................         $54,000        $  8,208         $75,271        $  9,523        $147,002
  Securities..............................          17,483           3,699           8,376          28,513          58,071
  Fed funds...............................             400               0               0               0             400
                                                 ---------      ----------       ---------      ----------      ----------
  Earning assets                                    71,883          11,907          83,647          38,036         205,473
  Other assets............................               0               0               0          12,054          12,054
                                                ----------      ----------       ---------        --------       ---------
    Total assets..........................         $71,883         $11,907         $83,647         $50,090        $217,527

Liabilities & Shareholders' Equity:
  Demand, Savings & NOW...................         $22,702       $       0       $       0       $  65,174       $  87,876
  Time....................................          17,996          36,136          28,213               0          82,345
                                                  --------        --------        --------     -----------      ----------
  Total Deposits..........................          40,698          36,136          28,213          65,174         170,221
  Other borrowings........................           9,038           1,500               0               0               0
  Other liabilities and equity............               0               0               0          36,768          47,306
                                                ----------      ----------      ----------       ---------       ---------
     Total liabilities and equity.........         $49,736         $37,636         $28,213        $101,942        $217,527

Rate sensitivity gap and ratios:
  Gap for period..........................         $22,147       ($25,729)         $55,434       ($51,852)
  Cumulative gap..........................          22,147        ( 3,582)          51,852               0
Ratio for period..........................            1.45             .32            2.96             .49
Cumulative rate sensitive ratio...........            1.45             .96            1.49            1.00

     The demand, savings and NOW accounts are categorized in the above table based upon the Bank's historical experience.

Impact of Inflation

     The majority of assets and liabilities of financial institutions are monetary in nature. Generally, changes in interest rates have a more significant impact on earnings of the Bank than inflation. Although influenced by inflation, changes in rates do not necessarily move in either the same magnitude or direction as changes in the price of goods and services. Inflation does impact the growth of total assets, creating a need to increase equity capital at a higher rate to maintain an adequate equity to assets ratio, which in turn reduces the amount of earnings available for cash dividends.

Item 3.  Properties.

                                 BANK PROPERTIES

     The Bank operates from seven facilities, located in seven communities, in Kent, Ottawa and Allegan Counties, Michigan. The Bank's main office is located at 2445 84th Street, S.W., Byron Center, Michigan. This facility is a two story 30,000 square foot building constructed in 1988. The Bank's branch offices in Dorr, Grand Rapids, Grandville, Hudsonville, Jamestown and Moline are all single story facilities ranging in size from 1,100 square feet to 10,000 square feet. All of the properties are owned by the Bank.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

               OWNERSHIP OF COMPANY STOCK BY MANAGEMENT AND OTHERS

     The following table sets forth information as of the date of this Registration Statement with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) each named executive officer, and (iv) all directors and executive officers as a group.

                                                          Number of Shares(1)
                                                          Owned or Controlled      Percent of Class
Charles Andringa (2)                                           78,190                   7.77
Forrest W. Bowling (Officer)                                    1,381                     *
Martin Braun (Officer)                                            144                     *
Norman J. Fifelski (Director)                                   1,312                     *
Dellvan Hoezee (Director) (3)                                   2,919                     *
Bernard Hull (Director)                                         6,579                     *
John A. Peterson (Officer)                                         84                     *
Lois Smalligan (Officer and Director) (4)                      21,653                   2.15
Jane Van Singel (5)                                            57,879                   5.75
John A. Van Singel (Officer and Director) (6)                  21,509                   2.14
Willard Van Singel (5) (Director)                              76,553                   7.61
David G. Van Solkema (Director)                                 1,046                     *
Gerald Williams (Director)                                      7,000                     *
All Executive Officers and Directors as a
Group (11 persons)                                            137,995                  13.71

*Represents less than one percent

(1) This information is based upon the Company's records as of March 1, 1996, and information supplied by the persons listed above. The number of shares stated in this column include shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.
(2)  Mr.  Andringa's  mailing address is 2807 Bridgeside  Drive,  Caledonia,  MI
     49316.
(3) Includes 1,580 shares owned by Hudsonville Creamery & Ice Cream Co., a corporation in which Mr. Hoezee owns a 1/3 interest.
(4)  Includes 10,388 shares owned by Ms. Smalligan's children.
(5) Willard and Jane Van Singel are husband and wife and their mailing address is: 8977 Lindsey Lane, S.W., Byron Center, MI 49315.
(6) Includes 4,133 shares owned by Mr. Van Singel's minor children and 9,741 shares owned jointly by Mr. Van Singel with his parents, Willard and Jane Van Singel.

Item 5.  Directors and Executive Officers.

                                   MANAGEMENT

Directors and Executive Officers

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size, with the directors of each class to hold office for staggered three year terms. The terms of Willard Van Singel, David Van Solkema and Gerald Williams will expire at the annual meeting of shareholders in 1997; the terms of Norman Fifelski, Dellvan Hoezee and Bernard Hall will expire in 1998; and the terms of John Van Singel and Lois Smalligan will expire in 1999.

     The following table sets forth information regarding the directors and executive officers of the Company:

   Name                      Age                    Position
John Van Singel              42         President, CEO and Director of the Company and the Bank
Lois Smalligan               64         Director of the Company and the Bank, Vice President of the
                                          Bank
John Peterson                48         Executive Vice President of the Bank
Forrest Bowling              48         Vice President of the Bank
Martin Braun                 41         Vice President of the Bank
David Van Solkema            55         Director and Chairman of the Board of the Company and the
                                           Bank
Norman Fifelski              51         Director of the Company and the Bank
Dellvan Hoezee               62         Director of the Company and the Bank
Bernard Hull                 71         Director of the Company and the Bank
Willard J. Van Singel        78         Director of the Company
Gerald Williams              64         Director of the Company and the Bank

     John Van Singel, has been the President of the Bank since 1990. He has served as a director and secretary of the Company since its incorporation and was elected President of the Company in 1997. Mr. Van Singel joined the Bank in 1976 and has served in various officer capacities. Mr. Van Singel became a director of the Bank in 1982. He is also a member of the Board of Education of Byron Center Public Schools.

     Lois Smalligan, has served as a Vice President of the Bank since 1975. She has been a director of the Bank since 1983 and has served as a director of the Company since its incorporation. Ms. Smalligan has been an employee of the Bank for over 46 years.

     John Peterson, has been the Executive Vice President of the Bank since 1994 and has been employed by the Bank in various officer capacities since 1983.

     Forrest Bowling has been a Vice President of the Bank since May 1994 and has been employed by the Bank in various officer capacities since 1988.

     Martin Braun has been a Vice President of the Bank since January 1992 and has been employed by the Bank in various officer capacities since 1988.

     David Van Solkema, has served as a director of the Company since its incorporation, and has served as a director of the Bank since 1972. He has served as Chairman of the Board of the Company and the Bank since 1994. Mr. Van Solkema is President of Jobbers Warehouse, an automotive parts distributor.

     Norman Fifelski, has served as director of the Company since its incorporation, and has served as a director of the Bank since 1987. Mr. Fifelski is the owner of Hillcrest Food & Fuel, a convenience store and gas station business.

     Dellvan Hoezee, has served as a director of the Company and the Bank since 1991. Mr. Hoezee is President of Hudsonville Creamery.

     Bernard  Hull,   has  served  as  a  director  of  the  Company  since  its incorporation, and has served as a director of the Bank since 1984. Mr. Hull is the owner of Bernard Hull Builders, residential builders.

     Gerald Williams, has served as a director of the Company since its incorporation, and has served as a director of the Bank since 1987. Mr. Williams is President of Dorr Farm Products, a farm equipment retailer.

Director Compensation

     Directors of the Company and the Bank are paid an annual retainer fee of $5,000 for their service on both boards. No compensation is paid for attendance at Company or Bank Board or committee meetings; although discretionary bonuses were paid to each director amounting to $7,000, $6,000 and $5,200 for the years ended December 31, 1996, 1995 and 1994, respectively. During 1996, the Board of Directors of the Company and the Bank held a total of 24 regular meetings. Various committees of the Board held meetings as needed. Each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees on which they served.

     In 1988, the Bank adopted a deferred compensation plan for directors that provides for benefit payments to the participant and his or her family upon retirement or death. All of the Company's directors are participants in this plan. This plan allowed for the deferral of director fees in return for the payment of certain defined benefits payable upon termination of one's service as a director of the Bank. The cost of this plan was $102,563, $49,179 and $54,494 in 1996, 1995 and 1994, respectively. The projected benefit obligations for this plan was $549,778 as of December 31, 1996. The Bank has purchased life insurance policies on the lives of the participating directors with the Bank as the owner and beneficiary. The life insurance policies will be used to fund the benefits under the plan. The cash surrender value of the policies was $879,440 as of December 31, 1996. As of January 1, 1997, no further deferrals of directors fees may be made under this plan.

     The Audit Committee, comprised of Messrs. Fifelski, Hoezee and Van Solkema, met on three occasions during 1996. Its primary duties and responsibilities include annually recommending to the Board of Directors an independent public accounting firm to be appointed auditors of the Company and the Bank, reviewing the scope and fees for the audit, reviewing all the reports received from the independent certified public accountants, and coordinating matters with the internal auditing department.

Item 6.  Executive Compensation.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Bank during the last three years to its Chief Executive Officer. There are no employees of the Company; all personnel are employed by the Bank. No other executive officers of the Company or the Bank received annual compensation in excess of $100,000 during this period.

                                                                                                              All Other
Name and Principal Position                 Year                   Salary               Bonus                Compensation(1)
John Van Singel, President and              1996                   $142,000             $40,000                  $12,906
    Chief Executive Officer                 1995                   $130,000             $37,500                  $12,906
                                            1994                   $122,000             $35,000                  $12,906

(1) The amount set forth in this column includes (a) Bank contributions to the Bank's Profit Sharing Plan of $12,750, $12,750, and $12,750 for 1996, 1995,
     and 1994, respectively, and (b) the dollar value of premiums paid by the Bank for term life insurance on behalf of this executive.


     Neither the Company nor the Bank maintain any option or other equity based compensation plans. The Bank does maintain a profit sharing plan, whereby cash bonuses are paid to employees if the Bank exceeds certain predetermined levels of earnings established each year by the Board of Directors.

Item 7.  Certain Relationships and Related Transactions.

                              CERTAIN TRANSACTIONS

     Certain directors and officers of the Company have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectibility or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Company affiliates, will be made in the ordinary course of business, on terms no less favorable to the Company than with other customers, and will be subject to approval by a majority of the Company's independent, outside disinterested directors.

Item 8.  Legal Proceedings.

                                LEGAL PROCEEDINGS

     Neither the Company nor the Bank are involved in any legal proceedings other than routine litigation incidental to the ordinary conduct of the business of the bank, none of which would result in a material impact on the Company or the Bank, individually or in the aggregate, in the event of an adverse outcome.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder Matters.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

     There is no active market for the Company's Common Stock, and there is no published information with respect to its market price. There are occasional sales through brokers and direct sales by shareholders of which the Company's management is aware. It is the understanding of the management of the Company that over the last two years, the Company's Common Stock has sold at prices in excess of book value. From January 1, 1995, through December 31, 1996, there were, so far as the Company's management knows, 75 sales of shares of the Company's Common Stock, involving a total of 16,886 shares. The price was reported to management in only a few of these transactions, and management has no way of confirming the prices which were reported. During this period, the highest price known by management to be paid was $61.60 per share in the second quarter of 1996, and the lowest price was $44.00 per share in January 1995. To the knowledge of management, the last sale of Common Stock occurred on February 10, 1997, involving the sale of 345 shares at a price of $58.00 per share. The per share information has been adjusted for the July 1, 1996 10% stock dividend.

     The following table sets forth the range of high and low sales prices of the Company's Common Stock during 1995 and 1996 and the first three months of 1997, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed below:

                                                                                              Cash
                                                         Sales Prices                         Dividends Declared
                 1995                             High                       Low
                 ----                             ----                       ---
First Quarter.........................           46.20                      44.00
Second Quarter........................           57.20                      56.10              $.36
Third Quarter.........................           57.20                      55.00
Fourth Quarter........................           59.40                      59.40              $.38

                 1996                             High                       Low
                 ----                             ----                       ---
First Quarter.........................           59.40                      59.40
Second Quarter........................           61.60                      60.50              $.44
Third Quarter.........................           58.00                      52.00
Fourth Quarter........................           58.00                      53.00              $.50

                 1997                             High                       Low
                 ----                             ----                       ---
First Quarter ........................           63.00                      56.00              $2.00  (1)

(1)  A special dividend of $2.00 per share.

     There are 2,000,000 shares of the Company's Common Stock authorized, of which 1,006,174 shares were issued and outstanding as of April 1, 1997. There were approximately 560 shareholders of record, including trusts and shares jointly owned, as of that date. No warrants or options exist for the purchase of additional stock of the Company.

     The holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors of the Company out of funds legally available for that purpose. Dividends have been paid on a semi-annual basis. In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Company and the Bank, along with other relevant factors. The Company's principal source of funds for cash dividends is the dividends paid by the Bank. The ability of the Company and the Bank to pay dividends is subject to regulatory restrictions and requirements. See the discussion under "Business- Supervision and Regulation" above.

Item 10.  Recent Sales of Unregistered Securities.

     No securities of the Company have been sold or exchanged by the Company within the past three years.

Item 11.  Description of Registrant's Securities to be Registered.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation, which are filed as an exhibit to this Registration Statement and are incorporated herein by reference.

     Under its Articles of Incorporation, as amended, the Company's authorized capital stock consists of 2,000,000 shares of Common Stock, par value $1.00 per share of which 1,006,174 shares are outstanding and held of record by approximately 560 persons as of the date of this Registration Statement.

     All voting rights are vested in the holders of shares of Common Stock, with each share entitling the holder to one vote. The shares of Common Stock do not have cumulative voting rights, and holders have no preemptive right to subscribe for additional securities issuable by the Company.

     In the event of the liquidation of the Company, the holders of Common Stock are entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them after satisfaction of the liquidation preferences of any outstanding Preferred Stock. Subject to any prior rights of the holders of Preferred Stock then outstanding, holders of the Company's Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available for that purpose. The outstanding shares of Common Stock are fully paid and nonassessable.

     The Company serves as its own transfer agent of the Company's Common Stock.

     The Board of Directors of the Company believes that the availability for issuance of a substantial number of shares of the Company's Common Stock at the discretion of the Board of Directors is advisable to provide the Company with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of the Company's Common Stock.

     Uncommitted authorized but unissued shares of the Company's Common Stock may be issued from time to time to such persons and for such consideration as the Board of Directors of the Company may determine and holders of the then outstanding shares of Company Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of the Board of Directors of the Company regarding the submission of such issuance to the Company's stockholders. As noted, the Company's stockholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it is possible that additional shares of the Company's Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Company more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of the Company. Under such circumstances, the availability of authorized and unissued shares of the Company's capital stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Board of Directors of the Company in opposing such an attempt by a third party to gain control of the Company. The issuance of new shares of the Company's capital stock could also be used to dilute ownership of a person or entity seeking to obtain control of the Company. Although the Company does not currently contemplate taking any such action, shares of the Company's capital stock could be issued for the purposes and effects described above and the Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

Anti-Takeover Provisions

     In addition to the utilization of authorized but unissued shares as described above, the Company's Articles of Incorporation and the Michigan Business Corporation Act ("MBCA") contain other provisions which could be utilized by the Company to impede certain efforts to acquire control of the Company. Those provisions include the following:

     Anti-Takeover Legislation. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act").

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power at or above any of the following thresholds: 20%, 33- 1/3% or 50%. Under the Control Share Act, an acquiror may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The Control Share Act applies only to an "issuing public corporation." The Company falls within the statutory definition of an "issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. The Company has not "opted out" of the Control Share Act.

     Fair Price Act. Certain provisions of the MBCA (the "Fair Price Act") establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the Company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the Company is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the Company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

     Classified Board. The Board of Directors of the Company is classified into three classes, with each class serving a staggered, three-year term. Classification of the Board could have the effect of extending the time during which the existing Board of Directors could control the operating policies of the Company even though opposed by the holders of a majority of the outstanding shares of the Company's Common Stock.

     Under the Company's Articles, all nominations for directors by a stockholder must be delivered to the Company in writing at least 60 days prior to the annual meeting of the shareholders, regardless of any postponements, deferrals, or adjournments of the meeting to a later date. A nomination that is not received prior to this deadline will not be placed on the ballot. The Board believes that advance notice of nominations by shareholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, will provide an opportunity to inform shareholders about such qualifications. Although this nomination procedure does not give the Board of Directors any power to approve or disapprove of shareholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

     The Company's Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Articles as any member of the Board who is unaffiliated with any "interested shareholder" (generally, an owner of 10% or more of the Company's outstanding voting shares) and was a member of the Board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

     Notice of Shareholder Proposals. Under the Company's Articles, the only business that may be conducted at an annual meeting of shareholders is business that has been brought before the meeting by or at the direction of the majority of the directors or by a shareholders of the Company (a) who provides timely notice of the proposal in writing to the secretary of the Company and the proposal is a proper subject for action by shareholders under Michigan law or (b) whose proposal is included in the Company's proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the Securities & Exchange Commission. To be timely, a shareholder's notice of proposal must be delivered to, or mailed to and received at the principal executive offices of the Company not less than sixty (60) days prior to the date of the originally scheduled meeting regardless of any postponements, deferrals or adjournments of that meeting to a later date. The shareholder's notice of proposal must set forth in writing each matter the shareholder proposes to bring before the meeting including: the name and address of the shareholder submitting the proposal, as it appears on the Company's books and records; a representation that the shareholder (i) is a holder of record of stock of the Company entitled to vote at the meeting, (ii) will continue to hold to such stock through the date on which the meeting is held, and (iii) intends to vote in person or by proxy at the meeting and to submit the proposal for shareholder vote; a brief description of the proposal desired to be submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and the description of any financial or other interest of the shareholder in the proposal. This procedure may limit to some degree the ability of shareholders to initiate discussions at annual shareholders meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

     Amendment or Repeal of Certain Provisions of the Articles. Under Michigan law, the Board of Directors need not adopt a resolution setting forth an amendment to the Articles of Incorporation before the shareholders may vote on it. Unless the Articles of Incorporation provide otherwise, amendments of the Articles of Incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

     The Company's Articles require that in order to amend, repeal or adopt any provision inconsistent with Article VIII relating to the Board of Directors, the affirmative vote of at least 80% of the issued and outstanding shares of the Company's capital stock entitled to vote in the election of directors, voting as a single class; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such shareholders at any meeting of the shareholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the "continuing directors." These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of the Company. These amendment requirements could, thus, adversely affect the potential realizable value of shareholders' investments.

     Board Evaluation of Certain Offers Article IX of the Company's Articles provides that the Board of Directors shall not approve, adopt or recommend any offer of any person or entity (other than the Company) to make a tender or exchange offer for any Company Common Stock, to merge or consolidate the Company with any other entity, or to purchase or acquire all or substantially all of Company's assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the Company. In doing so, the Board may rely on an opinion of legal counsel who is independent from the offeror, and/or any test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

     In making its determination, the Board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the Company and/or its shareholders, considering historical trading prices of the Company's Common Stock, the price that could be achieved in a negotiated sale of the Company as a whole, past offers, and the future prospects of the Company; (ii) the potential social and economic impact of the proposed transaction on the Company, its employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (v) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

     In order to amend, repeal, or adopt any provision that is inconsistent with
Article IX, at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

Item 12.  Indemnification of Directors and Officers.

               INDEMNIFICATION MATTERS AND LIMITATION OF LIABILITY

     The Company's Articles and Bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by law in connection with any actual or threatened proceedings in which such persons are a witness or which is brought against them in their capacity as a director, officer, employee, agent, or fiduciary of the Company or any entity which such persons serve at the request of the Company.

     The MBCA provides a detailed statutory framework addressing the indemnification of directors, officers, employees and agents against liabilities and expenses from legal proceedings brought against them by reason of their status or service in their respective corporate capacities. The MBCA distinguishes between indemnification in actions threatened or made by third parties and actions threatened or made by or in the right of a corporation. A corporation is permitted to grant indemnification for actual and reasonable expenses (including attorneys' fees), judgments, fines and settlement amounts as a result of actions, suits or proceedings threatened or made by third parties. With respect to actions brought by or in the right of the corporation, a corporation may only provide indemnification for actual and reasonable expenses (including attorneys' fees) and settlement amounts. Also, under the MBCA, indemnification may be mandatory or discretionary. Indemnification of expenses is mandatory to the extent that a person has been successful in defending any action. In situations where indemnification is not mandatory, a corporation is permitted to indemnify its personnel upon a determination that such person or persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. This determination may be made by a majority of a quorum of disinterested directors, a committee of disinterested directors, independent legal counsel, all independent directors not a party to the action, or the shareholders. In the event an individual is found liable to the corporation as a result of a claim brought by or in the right of the corporation, the determination must be by the court where the action is litigated or another court of competent jurisdiction. The MBCA also authorizes the advancement of litigation expenses upon the receipt of an undertaking by the individual to repay such expenses if it is ultimately determined that the individual is not entitled to indemnification.

     The Company's Articles also limit the personal liability of directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions. Under Michigan law, directors owe certain fiduciary duties to the corporation which they serve and its shareholders, including the duty of care (which requires a director to make informed and well-reasoned business decisions) and the duty of loyalty (which requires a director to act in good faith and in the best interests of the corporation and its shareholders). The Company's Restated Articles provide the Company's directors with protection against personal monetary liability for breaches of their duty of care, including negligence or gross negligence, in the performance of their duties as directors. However, directors of the Company remain liable for (a) breaches of their duty of loyalty to the Company and its shareholders, such as fraud or other involvement in transactions which involve a material conflict of interest; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) transactions from which a director derives an improper personal benefit. Also, the Restated Articles do not absolve directors of liability under Section 551(1) of the MBCA, which proscribes the unlawful declaration of dividends, or other distributions of assets to shareholders, the unlawful purchase of shares of the Company's securities and the making of an unlawful loan to an officer, director or employee of the Company. If the MBCA is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Company will be eliminated or limited to the fullest extent permitted by the MBCA, as so amended, without further action or approval by the shareholders, unless shareholder approval is required by the amending legislation. While the Restated Articles provide directors with protection from awards of monetary damages for breaches of their duty of care, it does not eliminate a director's duty of care. The Articles have no effect on the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of duty; however, in some circumstances as a practical matter, equitable remedies may be of limited utility. In addition, the Restated Articles apply only to claims against a director arising out of his or her role as a director; it does not apply to his or her acts or omissions in any other capacity, such as an officer, or to his or her responsibilities under other laws, such as federal securities laws. Also, the Restated Articles do not apply to actions by third parties with no relationship to the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

              Item 13. Financial Statements and Supplementary Data.

        O.A.K. FINANCIAL CORPORATION                   TABLE OF CONTENTS
              AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                     PAGE

Independent Auditors' Report.......................................   36

Consolidated Financial Statements

   Consolidated Balance Sheets.....................................   37

   Consolidated Statements of Income...............................   38

   Consolidated Statements of Changes in Stockholders' Equity......   39

   Consolidated Statements of Cash Flows...........................   40

   Notes to Consolidated Financial Statements......................  41-53

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
O.A.K. Financial Corporation and Subsidiary
Byron Center, Michigan

We have audited the accompanying consolidated balance sheets of O.A.K. Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of O.A.K. Financial Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of O.A.K. Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                  /s/ Rehmann Robson P.C.



Grand Rapids, Michigan
January 13, 1997

   O.A.K. FINANCIAL CORPORATION                   CONSOLIDATED BALANCE SHEETS
           AND SUBSIDIARY

-------------------------------------------------------------------------------
                                                                                             December 31
                                  ASSETS                                              1996                 1995
Cash and due from banks (Note 10)..........................................      $    6,399,085       $    4,911,104
Federal funds sold.........................................................             400,000                    -
                                                                                 --------------       --------------

Cash and cash equivalents..................................................           6,799,085            4,911,104

Investment securities at fair value - amortized cost of
   $57,703,349 - 1996 and $56,301,788 - 1995 (Note 2)......................          58,071,403           57,275,195
Net loans (Notes 3 and 4)..................................................         144,626,370          140,687,668
Accrued interest receivable................................................           1,453,398            1,570,144
Premises and equipment, net (Note 5).......................................           4,653,473            4,618,006
Other assets...............................................................           1,922,801            1,818,268
                                                                                 --------------       --------------

Total assets...............................................................        $217,526,530         $210,880,385
                                                                                   ============         ============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 6)
Interest bearing...........................................................      $  146,442,392       $  150,807,376
Noninterest bearing........................................................          23,778,515           19,204,467
                                                                                 --------------       --------------

Total deposits.............................................................         170,220,907          170,011,843

Borrowed funds (Note 7)....................................................           2,800,000            1,600,000
Securities sold under agreements to repurchase (Note 8)....................           7,336,298            4,936,557
Other liabilities..........................................................           1,625,709            1,773,116
                                                                                 --------------       --------------

Total liabilities..........................................................         181,982,914          178,321,516
                                                                                 --------------       --------------

Stockholders' equity
Common stock, $1 par value; 2,000,000 shares authorized;
   1,006,174 shares issued and outstanding,
   (915,562 shares in 1995)................................................           1,006,174              915,562
Additional paid-in capital.................................................           6,036,338            6,084,056
Retained earnings..........................................................          28,258,182           24,916,801
Net unrealized gain on available-for-sale securities (Note 2)..............             242,922              642,450
                                                                                 --------------       --------------

Total stockholders' equity.................................................          35,543,616           32,558,869
                                                                                 --------------       --------------

Total liabilities and stockholders' equity.................................        $217,526,530         $210,880,385
                                                                                   ============         ============

See accompanying notes.


            O.A.K. FINANCIAL                    CONSOLIDATED STATEMENTS OF
              CORPORATION                                 INCOME
             AND SUBSIDIARY

-------------------------------------------------------------------------------
                                                                                 For the Years Ended
                                                                    1996               1995                 1994
                                                                    ----               ----                 ----
Interest income
   Loans.................................................         $13,922,548        $ 13,209,731       $ 11,377,159
   Available-for-sale securities.........................           3,445,883           2,951,342          1,497,791
   Held-to-maturity securities...........................                   -                   -          1,022,340
   Federal funds sold....................................             133,136             107,543            184,538
                                                                -------------      --------------      -------------

Total interest income....................................          17,501,567          16,268,616         14,081,828
                                                                -------------      --------------      -------------

Interest expense
   Deposits (Note 6).....................................           6,770,126           6,311,550          5,113,431
   Borrowed funds........................................             137,212             168,952            189,061
   Securities sold under agreements to repurchase                     273,350             156,771             68,367
                                                                -------------      --------------      -------------

Total interest expense...................................           7,180,688           6,637,273          5,370,859
                                                                -------------      --------------      -------------

Net interest income......................................          10,320,879           9,631,343          8,710,969
Provision for possible loan losses (Note 4)..............                   -             275,000            170,000
                                                                -------------      --------------      -------------

Net interest income after provision for
   possible loan losses..................................          10,320,879           9,356,343          8,540,969
                                                                -------------      --------------      -------------

Noninterest income
   Service charges.......................................             529,471             491,654            537,010
   Net realized gain (loss) on sale of available-
     for-sale securities.................................              13,071              (3,728)           (48,344)
   Other  ...............................................             532,399             431,289            176,336
                                                                -------------      --------------      -------------

Total noninterest income.................................           1,074,941             919,215            665,002
                                                                -------------      --------------      -------------

Noninterest expenses
   Salaries and employee benefits........................           2,649,626           2,169,657          1,993,030
   Occupancy.............................................             361,280             348,645            322,996
   Furniture and fixtures................................             483,930             439,594            398,873
   Michigan single business tax..........................             197,000             172,000            147,900
   FDIC premium..........................................              17,096             175,622            327,258
   Other  ...............................................           1,459,596           1,205,573            906,445
                                                                -------------      --------------      -------------

Total noninterest expense................................           5,168,528           4,511,091          4,096,502
                                                                -------------      --------------      -------------

Income before federal income taxes.......................           6,227,292           5,764,467          5,109,469
Federal income taxes (Note 9)............................           1,852,000           1,760,000          1,429,000
                                                                -------------      --------------      -------------

Net income...............................................          $4,375,292         $4,004,467          $3,680,469
                                                                   ==========         ==========          ==========

Net income per share (Note 1)............................       $        4.35      $         3.98      $        3.66
                                                                =============      ==============      =============

See accompanying notes.

             O.A.K. FINANCIAL                      CONSOLIDATED STATEMENTS OF
                CORPORATION                         CHANGES IN STOCKHOLDERS'
              AND SUBSIDIARY                                EQUITY

-------------------------------------------------------------------------------

                                                                                For the Years Ended
                                                                 1996                 1995                 1994
                                                                 ----                 ----                 ----
Common stock
    Balance, beginning of year..........................     $      915,562       $     919,781        $     738,000
    Common stock dividends..............................             91,522                   -              184,500
    Repurchase and retirement of common shares                         (910)             (4,219)              (2,719)
                                                             --------------       -------------        -------------

    Balance, end of year................................          1,006,174             915,562              919,781
                                                             --------------       -------------        -------------

Additional paid-in-capital
    Balance, beginning of year..........................          6,084,056           6,296,964            6,409,600
    Repurchase and retirement of common shares                      (47,718)           (212,908)            (112,636)
                                                             --------------       -------------        -------------

    Balance, end of year................................          6,036,338           6,084,056            6,296,964
                                                             --------------       -------------        -------------

Retained earnings
    Balance, beginning of year..........................         24,916,801          21,663,225           18,784,502
    Net income..........................................          4,375,292           4,004,467            3,680,469
    Common stock dividends..............................            (91,522)                  -             (184,500)
    Cash dividends......................................           (942,389)           (750,891)            (617,246)
                                                             --------------       -------------        -------------

    Balance, end of year................................         28,258,182          24,916,801           21,663,225
                                                             --------------       -------------        -------------

Net unrealized gain (loss) on available-for-
 sale securities
    Balance, beginning of year..........................            642,450            (979,808)                   -
    Change in net unrealized gain (loss) on available-
       for-sale securities net of applicable
       deferred income taxes ($206,000 in 1996,
       $836,000 in 1995, and $505,000 in 1994)..........           (399,528)          1,622,258             (979,808)
                                                             --------------       -------------        -------------

    Balance, end of year................................            242,922             642,450             (979,808)
                                                             --------------       -------------        -------------

Total stockholders' equity..............................        $35,543,616         $32,558,869          $27,900,162
                                                                ===========         ===========          ===========

See accompanying notes.


       O.A.K. FINANCIAL                      CONSOLIDATED STATEMENTS OF
         CORPORATION                                  CASH FLOWS
       AND SUBSIDIARY

-------------------------------------------------------------------------------

                                                                               For the Years Ended
                                                                 1996                 1995                 1994
                                                                 ----                 ----                 ----
Cash Flows from Operating Activities:
   Net income...........................................    $     4,375,292      $    4,004,467       $    3,680,469
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization...................            441,655             404,823              394,194
        Provision for possible loan losses..............                  -             275,000              170,000
        Net (gain) loss on sale of available-for-
           sale securities .............................            (13,071)              3,728               48,344
        Net amortization of investment premiums                     211,107             157,995              307,051
        Changes in operating assets and liabilities
           which provided (used) cash:
               Accrued interest receivable..............            116,746            (264,408)            (124,533)
               Other assets.............................           (104,533)           (134,744)            (481,239)
               Other liabilities........................           (147,407)            378,887               50,897
                                                            ---------------      --------------       --------------
Net cash provided by operating activities...............          4,879,789           4,825,748            4,045,183
                                                            ---------------      --------------       --------------

Cash Flows from Investing Activities:
   Held-to-maturity securities:
      Proceeds from maturities..........................                  -                   -            1,772,307
      Purchases.........................................                  -                   -             (341,596)
   Available-for-sale securities:
      Proceeds from maturities..........................          9,466,608           6,733,468           10,170,634
      Proceeds from sales...............................          3,159,555           5,219,981            2,591,664
      Purchases.........................................        (14,019,935)        (22,004,083)         (13,854,356)
   Net increase in loans................................         (3,938,702)        (15,532,756)         (10,907,475)
   Purchases of premises and equipment..................           (477,122)           (973,899)            (553,566)
                                                            ---------------      --------------       --------------
Net cash used in investing activities...................         (5,809,596)        (26,557,289)         (11,122,388)
                                                            ---------------      --------------       --------------

Cash Flows from Financing Activities:
   Net increase in demand deposits, NOW
      accounts and savings deposits.....................          8,792,535              31,924            2,180,650
   Net (decrease) increase in time deposits.............         (8,583,471)         18,905,500            4,782,323
   Net increase (decrease) in borrowed funds............          1,200,000          (1,400,000)                   -
   Net increase in securities sold under agreements
      to repurchase.....................................          2,399,741           1,061,189            1,603,362
   Common stock dividends paid..........................           (942,389)           (750,891)            (617,246)
   Reduction of capital lease obligation................                  -                   -             (255,032)
   Repurchase and retirement of common shares                       (48,628)           (217,127)            (115,355)
                                                            ---------------      --------------       --------------
Net cash provided by financing activities...............          2,817,788          17,630,595            7,578,702
                                                            ---------------      --------------       --------------

Net increase (decrease) in cash and
   cash equivalents.....................................          1,887,981          (4,100,946)             501,497

Cash and cash equivalents, beginning of year............          4,911,104           9,012,050            8,510,553
                                                            ---------------      --------------       --------------

Cash and cash equivalents, end of year..................    $     6,799,085      $    4,911,104       $    9,012,050
                                                            ===============      ==============       ==============

See accompanying notes.

   O.A.K. FINANCIAL CORPORATION                        NOTES TO CONSOLIDATED
           AND SUBSIDIARY                               FINANCIAL STATEMENTS

------------------------------------------------------------------------------



1.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business - O.A.K. Financial Corporation (the "Corporation") through its wholly owned subsidiary, Byron Center State Bank (the "Bank") provides a variety of financial services to individuals and businesses in the southern portion of the greater Grand Rapids, Michigan area through its seven branches located in Byron Center, Jamestown, Cutlerville, Hudsonville, Grandville, Moline and Dorr. Active competition, principally from other commercial banks and credit unions, exists in all of the Bank's principal markets. The Bank's results of operations can be significantly affected by changes in interest rates or changes in the local economic environment.

The Bank's primary deposit products are interest and noninterest bearing checking accounts, savings accounts and time deposits and its primary lending products are commercial loans, real estate mortgages, and consumer loans.

The Bank is a state chartered bank and a member of the Federal Deposit Insurance Corporation's ("FDIC") Bank Insurance Fund. The Bank is subject to the regulations and supervision of the FDIC, Federal Reserve Bank and the Financial Institutions Bureau and undergoes periodic examinations by these regulatory authorities (see Note 10).

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses and the fair value of certain financial instruments.

Accounting Policies - The accounting policies used in the preparation of the accompanying consolidated financial statements conform to predominant banking industry practices and are based on generally accepted accounting principles. The principles which materially affect the determination of the Corporation's financial position or results of operations are summarized as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for a one-day period.

Investment Securities

All securities are classified as available-for-sale and are recorded at fair value. Unrealized gains and losses, net of the effect of applicable deferred income taxes, on available-for-sale securities are recognized as a separate component of stockholders' equity. Realized gains or losses on securities sold are determined using the specific identification method.

Loans and Related Income

Loans are stated at their principal amount outstanding. Interest on loans is accrued over the term of the loan based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the borrower may be unable to meet payments as scheduled. When the accrual of interest is discontinued, all uncollected accrued interest is reversed. Interest income on such loans is subsequently recognized only to the extent cash payment is received.

Loan fees net of direct loan origination costs are deferred and recognized as interest income over the term of the loan using the constant yield method.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis.

 O.A.K. FINANCIAL CORPORATION                           NOTES TO CONSOLIDATED
        AND SUBSIDIARY                                  FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Possible Loan Losses

An allowance for possible loan losses is recorded because some loans may not be repaid in full. The allowance is increased by a provision in the income statement and by recoveries on loans previously charged off. The allowance is decreased as loans are charged off. A charge-off, in whole or in part, occurs once a significant probability of loss has been determined, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees. Collection efforts continue and future recoveries may occur with respect to loans previously charged off.

Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Management's evaluation of the allowance is based upon periodic reviews of the loan portfolios. These reviews are performed by the responsible lending officers and internal loan review personnel who consider, among other factors, the Bank's past loan loss experience, the effects of current developments with respect to the borrowers, the estimated value of underlying collateral, changes in economic conditions, specific impaired loans, and results of examinations by bank regulatory authorities.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114), which was later amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (SFAS No. 118). These Standards, adopted by the Corporation at January 1, 1995, require that impaired loans, as defined, be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or at the fair value of collateral if the loan is collateral dependent. Under these standards, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to increase, such increase is reported as additional provision for loan losses. The effect of adopting SFAS Nos. 114 and 118 did not have a significant impact on the consolidated financial position or results of operations of the Corporation.

Smaller-balance homogeneous loans are residential first mortgage loans secured by one-to-four family residences, residential construction loans, automobile, home equity and second mortgage loans and are collectively evaluated for impairment. Commercial loans and first mortgage loans secured by other properties are evaluated individually for impairment. Management uses the Corporation's normal credit analysis information, including delinquency reports, non-accrual listings and an internally prepared watch list, to identify loans which should be evaluated for impairment. A loan is considered impaired when management concludes it is probable that the borrower will not remit payments in accordance with the terms of the agreement. Loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual, past due, trouble debt restructuring and nonperforming asset disclosures.

In management's judgment, the allowance for possible loan losses is maintained at a level adequate to provide for estimated potential losses inherent in the loan portfolio. However, because of uncertainties inherent in the estimation process, it is possible that the allowance for possible loan losses may change in the near term.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and accelerated methods over the related assets estimated useful lives which generally range from 5 to 39 years. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized.

Federal Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of the taxes currently due plus deferred taxes. Deferred income taxes are recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which

  O.A.K. FINANCIAL CORPORATION                        NOTES TO CONSOLIDATED
          AND SUBSIDIARY                              FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

will either be taxable or deductible when the assets or liabilities are recorded or settled. As changes in income tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

The Corporation and its subsidiary file a consolidated federal income tax return on a calender year basis.

Net Income Per Share

Net income per share of common stock is calculated on the basis of the weighted average number of shares outstanding, which was approximately 1,007,000 in 1996, 1,010,000 in 1995 and 1,014,000 in 1994. All per share amounts have been retroactively restated to give effect to the 1996 common stock dividend.

Issued But Not Yet Adopted Accounting Standards

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS No. 125).

This Statement changes the accounting for mortgage servicing rights retained by the loan originator. Under the Statement, if the originator sells or securitizes mortgage loans and retains the related servicing rights, the total costs of the mortgage loan are allocated between the loan (without the servicing rights) and the servicing rights, based on their relative fair values. Under current practice, all such costs are assigned to the loan. The costs allocated to mortgage servicing rights will be recorded as a separate asset and amortized in proportion to, and over the life of, the net servicing income. The carrying value of the mortgage servicing rights will be periodically evaluated for impairment. Impairment will be recognized using the fair value of individual stratum of servicing rights based on the underlying risk characteristics of the serviced loan portfolio, compared to an aggregate portfolio approach under existing accounting guidance. Based on the Corporation's historical levels of mortgage originations for sale in the secondary market, management anticipates that the impact of SFAS No. 125 on the Corporation's financial position and results of operations will not be material.

Reclassifications

Certain amounts as originally reported in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

-------------------------------------------------------------------------------

2.   INVESTMENT SECURITIES

The amortized cost, gross  unrealized  gains,  gross unrealized  losses and fair
value   of   investment   securities,   all   of   which   are   classified   as
available-for-sale as of December 31, are as follows:

                                                            Gross          Gross
                                          Amortized      Unrealized     Unrealized          Fair
1996                                        Cost            Gains         Losses            Value
----                                    ------------     -----------   ------------         -----
U.S. Treasury, government
  agencies and corporations.........    $  40,189,845   $    212,111     $  354,029    $  40,047,927
States and political subdivisions...       15,369,629        520,170          9,910       15,879,889
Other...............................        2,143,875              -            288        2,143,587
                                        -------------   ------------     ----------    -------------

Total...............................    $  57,703,349   $    732,281     $  364,227    $  58,071,403
                                        =============   ============     ==========    =============

  O.A.K. FINANCIAL CORPORATION                       NOTES TO CONSOLIDATED
         AND SUBSIDIARY                              FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

2.    INVESTMENT SECURITIES (Continued)

                                                            Gross          Gross
                                          Amortized      Unrealized     Unrealized          Fair
1995                                        Cost            Gains         Losses            Value
----                                    ------------     -----------   ------------         -----
U.S. Treasury, government
  agencies and corporations.........    $  38,366,119   $    372,364     $  154,850    $  38,583,633
States and political subdivisions...       15,557,975        767,065         12,506       16,312,534
Other...............................        2,377,694          1,385             51        2,379,028
                                        -------------   ------------     ----------    -------------

Total...............................    $  56,301,788   $  1,140,814     $  167,407    $  57,275,195
                                        =============   ============     ==========    =============

      At December 31, 1996, the amortized cost and fair value of available-for-sale securities by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Amortized
                                                                        Cost            Fair Value
Due in one year or less.........................................     $    3,477,733     $   3,519,640
Due after one year through five years...........................          6,384,478         6,669,316
Due after five years through ten years..........................          7,337,311         7,499,315
Due after ten years.............................................          1,100,657         1,121,774
                                                                     --------------     -------------

Subtotal........................................................         18,300,179        18,810,045
Mortgage-backed securities......................................         39,403,170        39,261,358
                                                                     --------------     -------------

Total...........................................................     $   57,703,349     $  58,071,403
                                                                     ==============     =============

     Investment income from taxable and nontaxable securities for the years ended December 31, is as follows:

                                                         1996             1995              1994
                                                         ----             ----              ----
Taxable...........................................     $2,523,572        $1,982,424       $1,497,791
Nontaxable........................................        922,311           968,918        1,022,340
                                                      -----------       -----------      -----------

Total.............................................     $3,445,883        $2,951,342       $2,520,131
                                                       ==========        ==========       ==========

     Proceeds from sales of available-for-sale securities during 1996 and 1995 were $3,159,555 and $5,219,981, respectively. The gross gains and gross losses realized on sales for the years ended December 31, are as follows:

                                                            1996             1995              1994
                                                            ----             ----              ----
Gross realized gains..............................       $  19,711         $  19,950        $  18,356
Gross realized losses.............................          (6,640)          (23,678)         (66,700)
                                                         ---------         ---------        ---------

Net realized gain (loss) on sale of
     available-for-sale securities................       $  13,071         $  (3,728)       $ (48,344)
                                                         =========         =========        =========

 O.A.K. FINANCIAL CORPORATION                             NOTES TO CONSOLIDATED
       AND SUBSIDIARY                                     FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

2.   INVESTMENT SECURITIES (Continued)

Investment securities with a carrying value of approximately $14,404,000 and $14,491,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for various other purposes as required or permitted by law. The fair value of these investments approximates carrying value.

-------------------------------------------------------------------------------

3.   LOANS

The Bank grants commercial, consumer and residential loans to customers primarily in a fifteen mile radius of its branches which are located south of Grand Rapids, Michigan. Substantially all of the consumer and residential loans are secured by various items of property, while commercial loans are secured primarily by business assets, and personal guarantees; a portion of loans are unsecured. The source of repayment of approximately 20% of the loan portfolio is generated from cash flows from developers and owners of commercial real estate.

Major loan classifications at December 31 are as follows:

                                                                     1996                 1995
                                                                     ----                 ----
Commercial..................................................      $  27,451,855        $  26,911,497
Commercial real estate......................................         72,280,315           71,690,177
Residential real estate.....................................         35,376,275           33,710,245
Consumer....................................................         11,893,895           10,680,597
                                                                  -------------        -------------

Total loans.................................................        147,002,340          142,992,516
Allowance for possible loan losses..........................         (2,375,970)          (2,304,848)
                                                                  -------------        -------------

Net loans...................................................       $144,626,370         $140,687,668
                                                                   ============         ============

     At December 31, 1996, scheduled maturities of loans with fixed rates of interest are as follows:

One year or less.........................................................     $ 13,130,033
One to five years........................................................       75,270,626
Over five years..........................................................        9,522,928
                                                                              ------------
 Total  ..................................................................     $97,923,587
                                                                               ===========

Variable rate loans of $49,078,753 at December 31, 1996 reprice quarterly or more frequently.

The Bank extends loan commitments in the normal course of business to meet financing needs of its customers. These commitments to make loans and lines of credit are recorded when proceeds are disbursed. The Bank follows the same credit policy to make such commitments, including collateral, as is followed for those loans recorded in the financial statements; no significant losses are anticipated as a result of these commitments. At December 31, 1996, the Bank had commitments for standby letters of credit of approximately $2,056,000, loan commitments outstanding of approximately $10,218,000 and unused credit lines and revolving credit agreements of approximately $37,971,000.

Loans on which the accrual of interest has been discontinued and those loans past due 90 days or more amounted to $1,194,007 and $945,143 at December 31, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of such loans would have been approximately $201,000, $102,000 and $18,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  O.A.K. FINANCIAL CORPORATION                           NOTES TO CONSOLIDATED
          AND SUBSIDIARY                                 FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

3.   LOANS (Continued)

At December 31, 1996 and 1995, the Bank was servicing loans for others amounting to approximately $82,000,000 and $72,000,000, respectively; such loans are not included in the accompanying balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and taxing authorities, and foreclosure processing. Loan servicing income is recorded on an accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Certain directors, executive officers and their related interests were loan customers of the Bank. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions and do not represent more than a normal risk of collectibility or present other unfavorable features. The total loans outstanding to these customers aggregated approximately $2,738,000 and $3,477,000 at December 31, 1996 and 1995, respectively; new loans and repayments during 1996 were $232,000 and $957,000, respectively.

-------------------------------------------------------------------------------


4.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The following is an analysis of changes in the allowance for possible loan losses for the years ended December 31:

                                                           1996             1995              1994
                                                           ----             ----              ----
Balance, beginning of year..........................      $2,304,848        $2,055,554       $2,049,153

Provision for possible loan losses..................               -           275,000          170,000
Recoveries..........................................         249,854            74,053          135,451
Loans charged off...................................        (178,732)          (99,759)        (299,050)
                                                         -----------       -----------      -----------

Balance, end of year................................      $2,375,970        $2,304,848       $2,055,554
                                                          ==========        ==========       ==========

-------------------------------------------------------------------------------

5.   PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31 follows:

                                                                      1996             1995
                                                                      ----             ----
         Land   .............................................     $   880,376       $   820,376
         Buildings and improvements..........................       4,355,846         4,334,562
         Furniture and equipment.............................       2,479,124         2,383,416
                                                                  -----------       -----------

         Total premises and equipment........................       7,715,346         7,538,354

         Less accumulated depreciation
             and amortization................................       3,061,873         2,920,348
                                                                  -----------       -----------

         Premises and equipment, net.........................      $4,653,473        $4,618,006
                                                                   ==========        ==========

     O.A.K. FINANCIAL CORPORATION                       NOTES TO CONSOLIDATED
         AND SUBSIDIARY                                 FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

6.   DEPOSITS

     The following is a summary of the distribution of deposits at December 31:

                                                                               1996                1995
                                                                               ----                ----
         Interest bearing
             NOW accounts............................................     $   12,381,650       $   12,023,144
             Savings.................................................         30,514,376           28,509,032
             Time, $100,000 and over.................................          6,768,833            7,435,574
             Other time..............................................         75,576,284           83,493,014
             Money market demand.....................................         21,201,249           19,346,612
                                                                          --------------       --------------

         Total interest bearing......................................        146,442,392          150,807,376

         Noninterest bearing demand..................................         23,778,515           19,204,467
                                                                          --------------       --------------

         Total deposits..............................................     $  170,220,907       $  170,011,843
                                                                          ==============       ==============

     At December 31, 1996, scheduled maturities of time deposits are as follows:

         1997   .....................................................      $  51,645,867
         1998   .....................................................         15,489,570
         1999   .....................................................          6,975,736
         2000   .....................................................          6,974,889
         2001   .....................................................          1,259,055
                                                                           -------------

         Total time deposits.........................................      $  82,345,117
                                                                           =============

Deposits of Bank directors,  executive officers and their related interests were
approximately   $1,282,000   and   $788,000  at  December  31,  1996  and  1995,
respectively.

Interest expense on time deposits issued in denominations of $100,000 or more was approximately $270,000 in 1996, $227,000 in 1995 and $153,000 in 1994.

-------------------------------------------------------------------------------

7.   BORROWED FUNDS

     Borrowed funds at December 31, consist of the following amounts:

                                                                                1996               1995
                                                                                ----               ----
         Federal funds purchased.....................................       $  1,300,000        $    100,000
         Federal Home Loan Bank fixed-rate advance
             (5.92%, maturing in 1997)...............................          1,500,000           1,500,000
                                                                            ------------        ------------

         Total borrowed funds........................................       $  2,800,000        $  1,600,000
                                                                            ============        ============

Federal funds are generally purchased for a one-day period. The Federal Home Loan Bank borrowings are collateralized by U.S. government agency securities with a fair value of approximately $1,954,000 and $3,652,000 at December 31, 1996 and 1995, respectively.

  O.A.K. FINANCIAL CORPORATION                           NOTES TO CONSOLIDATED
         AND SUBSIDIARY                                  FINANCIAL STATEMENTS

------------------------------------------------------------------------------

8.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase at December 31, 1996 and 1995 mature within one day from the transaction date and have an average interest rate of 3.6% and 3.8%, respectively. The U.S. government agency securities underlying the agreements have a fair value of approximately $11,164,000 and $9,348,000 at December 31, 1996 and 1995, respectively. Such securities remain under the control of the Bank. The maximum amount outstanding at any month end during the years ended December 31, 1996 and 1995 was $9,131,354 and $4,936,557, respectively with the daily average balance being $7,524,513 and $4,138,207, respectively.

-------------------------------------------------------------------------------

9.   FEDERAL INCOME TAXES

     The provision for federal income taxes for the years ended December 31 consists of:

                                                              1996                1995               1994
                                                              ----                ----               ----
         Current.....................................       $1,859,000          $1,725,000        $1,418,000
         Deferred....................................           (7,000)             35,000            11,000
                                                            -----------         ----------        -----------

         Federal income taxes........................       $1,852,000          $1,760,000        $1,429,000
                                                            ==========          ==========        ==========

      A reconciliation of the income tax provision and the amount computed by applying the statutory federal income tax rate of 34% to income before taxes for the years ended December 31, is as follows:

                                                              1996                1995               1994
                                                              ----                ----               ----
         Statutory rate applied to
             income before income taxes..............       $2,117,279          $1,959,919        $1,737,220
         Effect of tax-exempt interest
             income..................................         (294,221)           (308,941)         (335,417)
         Change in valuation allowance...............           25,000             110,000               600
         Other - net.................................            3,942                (978)           26,597
                                                            -----------         ----------        -----------

         Federal income taxes........................       $1,852,000          $1,760,000        $1,429,000
                                                            ==========          ==========        ==========

  O.A.K. FINANCIAL CORPORATION                           NOTES TO CONSOLIDATED
          AND SUBSIDIARY                                 FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

9.   FEDERAL INCOME TAXES (Continued)

     The net deferred income tax asset as of December 31, is comprised of the tax effect of the following temporary differences:

                                                                                 1996                 1995
                                                                                 ----                 ----
         Deferred tax assets:
             Allowance for loan losses...............................        $   706,000          $   682,000
             Deferred compensation plan..............................            187,000              151,000
             Deferred loan fees......................................             28,000               54,000
                                                                             -----------          -----------

         Total deferred tax assets...................................            921,000              887,000

         Deferred tax liability - discount accretion.................            (14,000)             (12,000)

         Valuation allowance.........................................           (655,000)            (630,000)
                                                                              -----------          -----------

         Net deferred tax assets entering into the
           provision for federal income taxes........................            252,000              245,000

         Additional deferred tax liability related to
             the net unrealized gain on available-for-sale
             securities..............................................           (125,000)            (330,000)
                                                                             -----------          -----------

         Net deferred tax asset (liability) included in
           other assets (liabilities)................................        $   127,000          $   (85,000)
                                                                             ===========          ===========

-------------------------------------------------------------------------------

10.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary regulator, the Federal Reserve Bank ("FRB"). Failure to meet minimum capital requirements can initiate certain mandatory and/or discretionary actions by the FRB. These actions could have a material effect on the Bank's financial statements. Under FRB capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, certain off-balance- sheet items and capital as calculated under regulatory accounting standards. The Bank's required capital is also subject to regulatory qualitative judgment regarding the Bank's interest rate risk exposure and credit risk. Measurements established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of capital to average assets, Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the Bank would be categorized as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

  O.A.K. FINANCIAL CORPORATION                         NOTES TO CONSOLIDATED
        AND SUBSIDIARY                                  FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

10.  REGULATORY MATTERS (Continued)

The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                     For Capital                    Prompt Corrective
                                          Actual                  Adequacy Purposes                 Action Provisions
As of December 31, 1996             Amount        Ratio         Amount          Ratio             Amount         Ratio
                                    ------        -----         ------          -----             ------         -----
Total capital (to
  risk weighted assets)........    $ 36,542         23.18%     $  12,614        greater than     $  15,767      greater than
Tier 1 capital (to                                                              or = 8.0%                       or = 10.0%
  risk weighted assets)........    $ 34,566         21.92%     $   6,307        greater than     $   9,460      greater than
Tier 1 capital (to                                                              or = 4.0%                       or = 6.0%
  average assets) .............    $ 34,566         15.97%     $   8,656        greater than     $  10,820      greater than
                                                                                or = 4.0%                       or = 5.0%

The Bank is required to deposit certain amounts with the Federal Reserve Bank. These reserve balances vary depending upon the level of certain customer deposits in the Bank. At December 31, 1996 and 1995, those required reserve balances were $912,000 and $834,000, respectively.

The Bank is also subject to limitations under the Federal Reserve Act on the amount of loans or advances that can be extended to the Corporation and dividends that can be paid to the Corporation. Approval is needed if total dividends declared in any calendar year exceed the retained "net profit" (as defined in the Federal Reserve Act) of that year plus the retained "net profit" of the preceding two years. The amount that was not subject to this restriction is approximately $8,671,000 at January 1, 1997.

-------------------------------------------------------------------------------

11.  RETIREMENT PLANS

Profit Sharing - The Bank maintains a profit sharing plan for substantially all employees. Under the plan, employees may make voluntary contributions based on a percentage of covered compensation. The plan also allows the Bank, at the discretion of the Board of Directors, to provide an annual contribution. The Bank's contributions to the profit sharing plan were $191,459, $151,102, and $147,701 for the years ended December 31, 1996, 1995 and 1994, respectively.

Deferred Compensation - The Bank sponsors a deferred compensation plan for all directors who wish to participate. The cost of this plan was $102,563, $49,179 and $54,494 for the years ended December 31, 1996, 1995 and 1994, respectively. The projected benefit obligation for this plan was $549,778 and $444,929 as of December 31, 1996 and 1995, respectively, and is included in other liabilities. The Bank has purchased life insurance policies on participating directors. The cash surrender value of these policies was $879,440 and $868,439 at December 31, 1996 and 1995, respectively, and is included in other assets on the accompanying balance sheets.

-------------------------------------------------------------------------------

12.  CONTINGENCIES

The Bank is party to litigation arising in the normal course of business. In the opinion of management, based on consultation with legal counsel, liabilities from such litigation, if any, would not have a material effect on the Corporation's consolidated financial statements. As a result of acquiring real estate from foreclosure proceedings, the Bank is subject to potential claims and possible legal proceedings involving environmental matters. No such claims have been asserted at December 31, 1996.

 O.A.K. FINANCIAL CORPORATION                          NOTES TO CONSOLIDATED
       AND SUBSIDIARY                                  FINANCIAL STATEMENTS

------------------------------------------------------------------------------

13.  FINANCIAL INSTRUMENTS

Fair Values of Financial Instruments - The Bank utilized quoted market prices, where available, to compute the fair value of its financial instruments. In cases where quoted market prices were not available, the Bank used present value methods to estimate the fair values of its financial instruments. These estimates of fair value are significantly affected by the assumptions made and, accordingly, do not necessarily indicate amounts which could be realized in a current market exchange. The fair values of certain financial instruments and all nonfinancial instruments including, among other elements, the estimated earning power of core deposit accounts, the trained workforce, customer goodwill and similar items are not required to be determined.

Accordingly, the aggregate net fair values are not necessarily indicative of the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts reported in the balance sheets for cash and federal funds sold approximate those assets' fair values.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans Receivable - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values approximate carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The resulting amounts are adjusted to estimate the effect of declines, if any, in the credit quality of borrowers since the loans were originated.

Deposit Liabilities - The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand. The fair values of approximately 52% and 47% of the Bank's deposits at December 31, 1996 and 1995, respectively were equal to their carrying values. Fair values for fixed rate time deposits and other time deposits with stated maturities are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities.

Off-Balance-Sheet Instruments - Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. As the Bank does not charge fees for lending commitments, it is not practicable to estimate the fair value of these instruments.

The estimated fair values of the Bank's financial instruments at December 31, are as follows:

                                                                              Carrying               Fair
                                                                               Amount                Value
                1996
         Financial assets:
            Cash and cash equivalents.................................    $     6,799,085       $    6,799,085
            Investment securities.....................................         58,071,403           58,071,403
            Net loans.................................................        144,626,370          146,625,000
            Accrued interest receivable...............................          1,453,398            1,453,398

         Financial liabilities:
            Deposits..................................................        170,220,907          170,700,000
            Borrowed funds............................................          2,800,000            2,802,000
            Securities sold under agreements
                to repurchase.........................................          7,336,298            7,336,298
            Other liabilities.........................................          1,625,709            1,625,709


  O.A.K. FINANCIAL CORPORATION                            NOTES TO CONSOLIDATED
       AND SUBSIDIARY                                     FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


13.   FINANCIAL INSTRUMENTS (Continued)

                                                                              Carrying               Fair
                                                                               Amount                Value
              1995
         Financial assets:
            Cash and cash equivalents.................................    $     4,911,104       $    4,911,104
            Investment securities.....................................         57,275,195           57,275,195
            Net loans.................................................        140,687,668          141,656,333
            Accrued interest receivable...............................          1,570,144            1,570,144

         Financial liabilities:
            Deposits..................................................        170,011,843          170,240,026
            Borrowed funds............................................          1,600,000            1,611,373
            Securities sold under agreements
                to repurchase.........................................          4,936,557            4,936,557
            Other liabilities.........................................          1,773,116            1,773,116

-------------------------------------------------------------------------------

14.   SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

      Cash paid for interest and income taxes during the years ended December 31, is as follows:

                                                               1996                 1995                1994
                                                               ----                 ----                ----
             Interest................................       $7,216,223           $6,475,906         $5,354,382
                                                            ==========           ==========         ==========

             Income taxes............................       $1,916,713           $1,683,171         $1,513,106
                                                            ==========           ==========         ==========

-------------------------------------------------------------------------------

15.      O.A.K. FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL
         INFORMATION

     The following summarizes parent company financial information as of December 31, 1996 and 1995 and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 1996:

                                             Condensed Balance Sheets
                                                                                    1996               1995
                                                                                    ----               ----
         Assets
           Cash..........................................................      $        6,418      $       6,417
           Investment in subsidiary......................................          34,743,670         31,979,377
           Available-for-sale securities.................................             793,528            573,075
                                                                               --------------      -------------

         Total assets....................................................         $35,543,616        $32,558,869
                                                                                  ===========        ===========

         Stockholders' equity............................................         $35,543,616        $32,558,869
                                                                                  ===========        ===========

  O.A.K. FINANCIAL CORPORATION                            NOTES TO CONSOLIDATED
       AND SUBSIDIARY                                     FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


15. O.A.K. FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

                                          Condensed Statements of Income

                                                               1996                 1995                1994
                                                               ----                 ----                ----
       Income
         Dividends from subsidiary......................    $  1,211,471         $  1,375,539          $ 744,601
         Interest from available-for-sale securities....          22,232               10,126              7,389
                                                            ------------         ------------         ----------
       Total income.....................................       1,233,703            1,385,665            751,990

       Other expenses...................................          22,232               10,126              7,389
                                                            ------------               ------       ------------
       Income before equity in undistributed net
         income of subsidiary...........................       1,211,471            1,375,539            744,601
       Equity in undistributed net income of
         subsidiary.....................................       3,163,821            2,628,928          2,935,868
                                                            ------------         ------------       ------------

       Net income.......................................      $4,375,292           $4,004,467         $3,680,469
                                                              ==========           ==========       ============

                                        Condensed Statements of Cash Flows

                                                               1996                 1995               1994
                                                               ----                 ----               ----
       Cash Flows from Operating Activities:
         Net income....................................    $4,375,292           $4,004,467         $3,680,469
         Adjustments to reconcile net income
           to net cash from operating activities:
             Undistributed earnings of subsidiary          (3,163,821)          (2,628,928)        (2,935,868)
             Amortization..............................             -                    -                897
                                                        -------------        -------------      -------------
       Net cash provided by operating
         activities....................................     1,211,471            1,375,539            745,498
                                                        -------------        -------------      -------------

       Cash Flows from Investing Activities:
         Available-for-sale securities purchased             (220,453)            (407,521)          (110,251)
         Available-for-sale securities matured                      -                    -            100,000
                                                             ---------             -------         ----------
       Net cash used in investing activities                 (220,453)            (407,521)           (10,251)
                                                        --------------       -------------      -------------

       Cash Flows from Financing Activities:
         Repurchase of common stock....................       (48,628)            (217,127)          (115,355)
         Dividends paid................................      (942,389)             750,891)           617,246)
                                                         -------------        -------------      -------------
       Net cash used in financing activities                 (991,017)            (968,018)          (732,601)
                                                         -------------        -------------      -------------

       Net increase in cash and cash equivalents                    1                    -              2,646

       Cash and cash equivalents,
         beginning of year.............................         6,417                6,417              3,771
                                                         -------------        -------------      -------------
       Cash and cash equivalents,
         end of year...................................    $     6,418        $      6,417      $       6,417
                                                           =============        =============      =============

                                                    * * * * * *

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     The consolidated financial statements of the Company for the years ended December 31, 1996, 1995 and 1994, included in this Registration Statement, have been audited by Rehmann Robson P.C., independent certified public accountants. There has been no change in independent accounting firms, retained by the Company to audit its consolidated financial statements, in the two most recent fiscal years.


Item 15.  Financial Statements and Exhibits.

     The following financial statements of the Company, included herein, are filed as part of this Registration Statement:

     1.        Consolidated Balance Sheets as of December 31, 1996 and 1995.
     2. Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994.
     3. Consolidated Statements of Changes in Stockholders Equity for the years ended December 31, 1996, 1995 and 1994.
     4. Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995, and 1994.
     5.        Notes to Consolidated Financial Statements.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            O.A.K. FINANCIAL CORPORATION


                                          By /s/ John A. Van Singel
                                                 John A. Van Singel, President

Date:  April       , 1997

                                  EXHIBIT INDEX


Exhibit           Description                                          Page No.

 3.1              Articles of Incorporation of O.A.K.
                  Financial Corporation

 3.2              Bylaws of O.A.K. Financial Corporation

   4              Form of Company Stock Certificate

  10              1988 Director Deferred Compensation Plan

  21              Subsidiaries of Registrant

  27              Financial Data Schedule




::ODMA\PCDOCS\GRR\11482\5

                                   EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                          O.A.K. FINANCIAL CORPORATION

     The following Restated Articles of Incorporation are executed by the undersigned corporation pursuant to the provisions of Sections 641-651, Act 284, Public Acts of 1972, as amended.

         1. The present name of the corporation, and its only name since its incorporation is O.A.K. Financial Corporation.

         2. The corporation identification number (CID) assigned by the bureau is 467-551.

         3.  All of the former names of the corporation are:  None

         4. The date of filing the original Articles of Incorporation was July 20, 1988.

         5. The following Restated Articles of Incorporation supersede the original Articles of Incorporation, as heretofore amended, and shall be the Articles of Incorporation of the corporation.

                                    ARTICLE I

     The name of the corporation is O.A.K. Financial Corporation.

                                   ARTICLE II

     The purpose, or purposes, for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                   ARTICLE III

     The total authorized capital stock is 2,000,000 shares of a single class of common stock, par value $1.00 per share. Each such share shall be equal to every other such share.

                                   ARTICLE IV

     The address of the initial registered office, which is the same as the mailing address, is 2445 - 84th Street S.W., Byron Center, Michigan 49315. The name of the initial resident agent is John A. Van Singel.

                                    ARTICLE V

     When a compromise or arrangement, or a plan of reorganization of the Corporation, is proposed between the Corporation and its creditors, or any class of them, or between the Corporation and its shareholders, or any class of them, a court of equity jurisdiction within the state, on application of the Corporation, a creditor or shareholder thereof, or a receiver appointed for the Corporation, may order a meeting of the creditors, or class of creditors, or of the shareholders, or class of shareholders, to be affected by the proposed compromise, arrangement, or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders to be affected by the proposed compromise, arrangement, or reorganization, agree to a compromise or arrangement or to a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on the Corporation.

                                   ARTICLE VI

     No  director  of  the  Corporation   shall  be  personally  liable  to  the
Corporation or any of its shareholders for monetary damages for a breach of fiduciary duty as a director. However, this Article VI shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, as amended from time to time. No amendment, alteration, modification, repeal or adoption of any provision in these Articles of Incorporation inconsistent with this Article VI shall have any effect to increase the liability of any director of the Corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification, repeal or adoption.

                                   ARTICLE VII

     Directors and officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation, a subsidiary or otherwise in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Corporation or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this Article. The right of indemnity provided pursuant to this Article shall not be exclusive and the Corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader than or otherwise different from those set forth in, or provided pursuant to, or in accordance with, this Article. Any amendment, alteration, modification, repeal or adoption of any provision in the Articles of Incorporation inconsistent with this Article VII shall not adversely affect any indemnification right or protection of a director or officer of the Corporation existing at the time of such amendment, alteration, modification, repeal or adoption.

                                  ARTICLE VIII

                               BOARD OF DIRECTORS

     Section 1. Authority and Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation (exclusive of directors, if any, to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of:

          A. At least eighty percent (80%) of the Board of Directors, and

          B. A majority of the Continuing Directors (as hereinafter defined).

     Section 2. Classification of Board and Filling of Vacancies. Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of shareholders to be held in 1989 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the second class shall expire at the annual meeting of shareholders to be held in 1990 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the third class shall expire at the annual meeting of shareholders to be held in 1991 and until their respective successors are duly elected and qualified or their resignation or removal. Subject to the foregoing, at each annual meeting of shareholders, commencing at the annual meeting to be held in 1989, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors (as hereinafter defined) and an eighty percent (80%) majority of all of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, (i) the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by such Preferred Stock, and (ii) this
Article VIII shall be deemed to be construed and/or modified so as to permit the full implementation of the terms and conditions relating to election of directors of any series of Preferred Stock that may be designated by the Board of Directors including a majority of the Continuing Directors.

     Section 3. Removal of Directors. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law or by these Articles of Incorporation or the Bylaws of the Corporation) , any one or more directors of the Corporation may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the Continuing Directors and at least eighty percent (80%) of the Board of Directors or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class.

     Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this

Section 3 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

     Section 4. Certain Definitions. For the purposes of this Article VIII:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary or the Incorporator of the Corporation or any person who is or was the beneficial owner of ten percent (10%) or more of the Common Stock of Byron Center State Bank) who or which:

               (i) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has
          (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding, or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1988.

          F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          G. "Continuing Director" means each member of the first Board of Directors of the Corporation (the "Board") and any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

          Section 5. Powers of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including without limitation (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, and (iii) whether a person is an Affiliate or Associate of another; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article VIII.

          Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII of these Articles of Incorporation; provided, however, that the preceding provisions of this Section 6 shall not be applicable to any amendment to this Article VIII of these Articles of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if such amendment shall have been approved by a majority of the Continuing Directors.

          Section 7. Nominations for Board. Nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder's intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by the Corporation (a) with respect to an election to be held at an annual meeting of shareholders, not later than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date, and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the date on which notice of the special meeting was first mailed to the shareholders by the Corporation.

          Each shareholder's notice of intent to make a nomination shall set forth: (i) the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder (a) is a holder of record of stock of the Corporation entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified; and (v) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of such proposed nominee to serve as a director.

          No person shall be eligible for election as a director unless nominated (i) by a shareholder in accordance with the foregoing procedure, or (ii) by the Board of Directors.


                                   ARTICLE IX

                       BOARD EVALUATION OF CERTAIN OFFERS

          Section 1. Matters to be Evaluated. The Board of Directors of this Corporation shall not approve, adopt or recommend any offer of any person or entity, other than the Corporation, to make a tender or exchange offer for any capital stock of the Corporation, to merge or consolidate the Corporation with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of the Corporation unless and until the Board of Directors shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of the Corporation and its shareholders. In connection with its evaluation as to compliance with laws, the Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the Corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the Corporation and/or its shareholders under the offer considering historical trading prices of the Corporation's stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for this Corporation and its business; (ii) the potential social and economic impact of the offer and its consummation on this Corporation, its employees, customers and vendors; and (iii) the potential social and economic impact of the offer and its consummation on the communities in which the Corporation and any subsidiaries operate or are located.

          Section 2. Amendment, Repeal, etc. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article IX; provided, however, that this Article IX shall be of no force or effect if the proposed amendment, repeal or other action has been recommended for approval by at least eighty percent (80%) of all directors then holding office.

                                    ARTICLE X

          The name and address of the Incorporator is: Willard J. Van Singel, 2445 - 84th Street S.W., Byron Center, Michigan 49315.

                                   ARTICLE XI

                      NOTIFICATION OF SHAREHOLDER PROPOSALS

          The Board of Directors of the Corporation shall submit for consideration and vote by the shareholders, at annual meetings of the shareholders, only those proposals that are first brought before the meeting by or at the direction of the Board of Directors, or by any shareholder entitled to vote at such meeting (a) who submits to the Corporation a timely Notice of Proposal in accordance with the requirements of this Article XI, and the proposal is a proper subject for action by shareholders under Michigan law, or (b) whose proposal is included in the Corporation's proxy materials in compliance with all of the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission.

          Each shareholder's Notice of Proposal shall set forth:

               (a) The name and address of the shareholder submitting the proposal, as they appear on the Corporation's books and records;

               (b) A representation that the shareholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting,
          (ii) will continue to hold such stock through the date on which the meeting is held, and (iii) intends to appear in person or by proxy at the meeting to submit the proposal for shareholder vote; and

               (c) A brief description of any financial or other interest of such shareholder in the proposal.

          A Notice of Proposal must be given, either by personal delivery or by United States mail, postage prepaid, and received by the Corporation not less than 60 days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than 20 days from the anniversary date of the preceding year's annual meeting, within 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date.

          The secretary of the Corporation shall notify a shareholder in writing whether his or her Notice of Proposal has been made in accordance with all the requirements of this

     Article  XI. The  chairman of the  meeting  may refuse to  acknowledge  the
     proposal  of  any   shareholder  not  made  in  compliance  with  all  such
     requirements.

          These Restated Articles of incorporation were duly adopted by the Board of Directors without a vote of the shareholders in accordance with the provisions of Section 642, Act 284, Public Acts of 1972, as amended. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

                                               O.A.K. FINANCIAL CORPORATION


                                               By:  /s/ John A. Van Singel
                                                         (Name)

                                               Its:   President

                                   EXHIBIT 3.2

                                   B Y L A W S

                                       OF

                          O.A.K. FINANCIAL CORPORATION

                             A Michigan Corporation


                                    ARTICLE I
                                     OFFICES

     1.1 Registered Office. The registered office of the corporation shall be located at the address specified in the Articles of Incorporation or at such other place as may be determined by the Board of Directors if notice thereof is filed with the State of Michigan.

     1.2 Other Offices. The business of the corporation may be transacted at such locations other than the registered office, within or outside the State of Michigan, as the Board of Directors may f rom time to time determine or as the business of the corporation may require.

                                   ARTICLE II
                                 CAPITAL SHARES

     2.1 Share Certificates. Certificates representing shares of the corporation shall' be in such form as is approved by the Board of Directors. Certificates shall be signed in the name of the corporation by the Chairman of the Board of Directors, the President or a Vice President, and by the Treasurer or Secretary of the corporation, and shall be sealed with the seal of the corporation, if one is adopted. If an officer who has signed a certificate ceases to be such officer before the certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue.

     2.2 Replacement of Lost or Destroyed Certificates. If a share certificate is lost or destroyed, no new certificate shall be issued in place thereof until the corporation has received such assurances, representations, warranties, or guarantees from the registered holder as the Board of Directors, in its sole discretion, deems advisable and until the corporation receives such indemnification against any claim that may be made on account of the lost or destroyed certificate, or the issuance of any new certificate in place thereof, including an indemnity bond in such amount and with such sureties, if any, as the Board of

Directors, in its sole discretion, deems advisable. Any new certificate issued in place of any lost or destroyed certificate shall be plainly marked "duplicate" upon its face.

     2.3 Transfer of Shares; Shareholder Records. The Board of Directors may appoint a transfer agent or a registrar of transfer and, upon such appointment, capital shares of the corporation shall be transferable only upon the books of the transfer agent or registrar of transfer. The old certificates shall be surrendered by delivery to the transfer agent or registrar, properly endorsed for transfer, and the old certificates shall be canceled before a new certificate is issued. The signatures of the officers required by Section 2.1 hereof and the corporate seal, if any, may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employees. If an officer whose facsimile signature has been placed upon a certificate ceases to be such officer before the certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue. The transfer agent or the registrar of transfer shall keep records containing the names and addresses of all shareholders, the number, class, and series of shares held by each, and the dates when they respectively became holders of record thereof. The corporation shall be entitled to treat the person in whose name any share, right, or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim, regardless of any notice thereof, except as may be specifically required by the laws of the State of Michigan.

     2.4 Rules Governing Share Certificates. The Board of Directors shall have the power and authority to make such rules and regulations as they may deem expedient concerning the issue, transfer, and registration of share certificates.

     2.5 Record Date for Share Rights. The Board of Directors may fix in advance a date not exceeding sixty (60) days preceding the date of payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital shares shall go into effect, as a record date for the determination of the shareholders entitled to receive payment of any such dividend or other distribution, or any such allotment of rights, or to exercise rights with respect to any such change, conversion, or exchange of capital shares and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, or allotment of rights, or exercise such rights, as the case may be, notwithstanding the transfer of any shares on the books of the corporation after such record date. If the Board of Directors shall fail to fix a record date, the record date for the purposes specified herein shall be the close of business on the date on which the resolution of the Board of Directors relating thereto is adopted.

     2.6 Dividends. The Board of Directors, in its discretion, may from time to time declare and direct payment of dividends or other distributions upon the corporation's outstanding shares out of funds legally available for such purposes, which dividends may be paid in cash, the corporation's bonds, or the corporation's property, including the shares or bonds of other corporations. In the event a dividend is paid or any other distribution made, in any part, from sources other than earned surplus, the payment or distribution thereof shall be accompanied by written notice to the shareholders: (a) disclosing the amounts by which the dividend or distribution affects stated capital, capital surplus, and earned surplus; or (b) if such amounts are not determinable at the time of the notice, disclosing the approximate effect of the dividend or distribution upon stated capital, capital surplus, and earned surplus and stating that the amounts are not yet determinable.

     In addition to the declaration of dividends or other distributions provided in the preceding paragraph of this Section 2.6, the Board of Directors, in its discretion, may from time to time declare and direct payment of a dividend in shares of this corporation, upon its outstanding shares, in accordance with and subject to the provisions of the Business Corporation Act of Michigan. A share dividend or other distribution of shares of the corporation shall be accompanied by a written notice to shareholders: (a) disclosing the amounts by which the distribution affects stated capital, capital surplus, and earned surplus; or (b) if such amounts are not determinable at the time of the notice, disclosing the approximate effect of the distribution upon stated capital, capital surplus, and earned surplus and stating that the amounts are not yet determinable.

     2.7 Treasury Shares. Treasury shares held by the corporation shall be subject to disposal by the Board of Directors, but shall neither vote nor participate in dividends or other distributions; provided, however, that treasury shares shall participate in any dividend payable in shares of the same class as such treasury shares unless the resolution authorizing the dividend shall provide otherwise.

                                   ARTICLE III
                                  SHAREHOLDERS

     3.1 Place of Meetings. Meetings of shareholders shall be held at the registered office of the corporation or at such other place, within or outside the State of Michigan, as may be determined from time to time by the Board of Directors; provided, however, that if a shareholders meeting is to be held at a place other than the registered office, the notice of the meeting shall designate such place.

     3.2 Annual Meeting. Annual meetings of shareholders for election of directors and for such other business as may come before the meeting shall be held on the third Thursday of April in each year, but if such day is a legal holiday, then the meeting shall be held on the first business day following, at such time as may be fixed by the Board of Directors, or at such other date and time within the four (4) months next succeeding the end of the corporation's fiscal year as may be designated by the Board of Directors and stated in the notice of the meeting. If the annual meeting is not held on the date specified, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient.

     3.3 Special Meetings. Special meetings of shareholders may be called by the Chairman of the Board, the President, or the Secretary and shall be called by one of them pursuant to resolution therefor by the Board of Directors, or upon receipt of a request in writing, stating the purpose or purposes thereof, and signed by shareholders of record owning a majority of the issued and outstanding voting shares of the corporation.

     3.4 Record Date for Notice and Vote. The Board of Directors may fix in advance a date not more than sixty (60) nor less than ten (10) days before the date of a shareholders meeting as the record date for the purpose of determining shareholders entitled to notice of and to vote at the meeting or adjournments thereof or to express consent or to dissent from a proposal without a meeting. If the Board of Directors fails to fix a record date as provided in this Section 3.4, the record date for determination of shareholders entitled to notice of or to vote at a shareholders meeting shall be the close of business on the day on which notice is given or, if no notice is given, the day next preceding the day on which the meeting is held, and the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting shall be the close of business on the day on which the resolution of the Board of Directors relating to the proposal is adopted.

     3.5 Notice of Meetings. Written notice of the time, place, and purpose of any shareholders meeting shall be given to shareholders entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting; provided, however, that not less than twenty (20) days notice shall be given if a plan of merger or consolidation or a sale, lease, exchange, or other disposition of all, or substantially all, the property and assets, with or without the goodwill, of the corporation, if not in the usual and regular course of its business as conducted by the corporation, is to be submitted for approval at a shareholders meeting. Such notice may be given either by delivery in person to shareholders or by mailing such notice to shareholders at their addresses as the same appear in the records of the corporation; provided, however, that attendance of a person at a shareholders meeting, in person or by proxy, constitutes a waiver of notice of the meeting, except when the shareholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     3.6 Voting Lists. The corporation's officer or the agent having charge of its share transfer books shall prepare and certify a complete list of the shareholders entitled to vote at a shareholders meeting or any adjournment thereof, which list shall be arranged alphabetically within each class and series and shall show the address of, and number of shares held by, each shareholder. The list shall be produced at the time and place of the shareholders meeting and be subject to inspection, but not copying, by any shareholder at any time during the meeting for the purpose of determining who is entitled to vote at the meeting. If for any reason the requirements with respect to the shareholder list specified in this Section 3.6 have not been complied with, any shareholder, either in person or by proxy, who in good faith challenges the existence of sufficient votes to carry any action at the meeting, may demand that the meeting be adjourned and the same shall be adjourned until the requirements are complied with; provided, however, that failure to comply with such requirements does not affect the validity of any action taken at the meeting before such demand is made.

     3.7 Voting. Except as may be otherwise provided in the Articles of Incorporation, each shareholder entitled to vote at a shareholders meeting, or to express consent or dissent without a meeting, shall be entitled to one vote, in person or by written proxy, for each share entitled to vote held by such shareholder; provided, however, that no proxy shall be voted after three (3) years from its date unless the proxy provides for a longer period. A vote may be cast either orally or in writing as announced or directed by the person presiding at the meeting prior to the taking of the vote. When an action other than the election of directors is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater plurality is required by the express provisions of the Michigan Business Corporation Act or the Articles of Incorporation. Except as otherwise expressly required by the Articles of Incorporation, directors shall be elected by a plurality of the votes cast at an election.

     3.8 Quorum. Except as may be otherwise provided in the Articles of Incorporation, shares equaling a majority of all of the voting shares of the corporation issued and outstanding, excluding treasury shares, represented in person or by proxy, shall constitute a quorum at a meeting. Meetings at which less than a quorum is represented may be adjourned by a vote of a majority of the shares present to a future date without further notice other than the announcement at such meeting and, when a quorum shall be present upon such adjourned date, any business may be transacted which might have been transacted at the meeting as originally called. Shareholders present in person or by proxy at any shareholders meeting may continue to do business until adjournment, notwithstanding the withdrawal of shareholders to leave less than a quorum.

     3.9 Conduct of Meetings. The officer who is to preside at meetings of shareholders pursuant to Article V of these Bylaws, or his or her designee, shall determine the agenda and the order in which business shall be conducted unless the agenda and the order of business have been fixed by the Board of Directors. Such officer or designee shall call meetings of shareholders to order and shall preside unless otherwise determined by the affirmative vote of a majority of all the voting shares of the corporation issued and outstanding, other than treasury shares. The secretary of the corporation shall act as secretary of all meetings of shareholders, but in the absence of the secretary at any shareholders meeting, or his or her inability or refusal to act as secretary, the presiding officer may appoint any person to act as secretary of the meeting.

     3.10 Inspector of Elections. The Board of Directors may, in advance of a shareholders meeting, appoint one or more inspectors to act at the meeting or any adjournment thereof. In the event inspectors are not so appointed, or an appointed inspector fails to appear or act, the person presiding at the shareholders meeting may, and on request of a shareholder entitled to vote thereat, shall, appoint one or more persons to fill such vacancy or vacancies or to act as inspector. The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine challenges and questions arising in connection with the right to vote, count, and tabulate votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.

     3.11 Action by Shareholders Without a Meeting. Any action which is required to be taken or which may be taken at any annual or special shareholders meeting may be taken, without a meeting, without prior notice, and without a vote if all of the shareholders entitled to vote thereon consent thereto in writing.

     3.12 Meeting Participation by Use of Communication Equipment. Shareholders may participate in a shareholders meeting by using a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other; provided that all participants in the meeting are advised of the use of such equipment and the name of each participant in the conference is disclosed to all other participants. Participation in a meeting pursuant to this Section 3.12 shall constitute presence at the meeting.

                                   ARTICLE IV
                                    DIRECTORS

     4.1 Authority and Size of Board. Except as may otherwise be provided in the Articles of Incorporation or these Bylaws, the business and affairs of the corporation shall be managed by a Board of Directors. The number of Directors shall be determined as provided in the Articles of Incorporation. The Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. Directors of the first class shall hold office for a term expiring at the first annual shareholders meeting, directors of the second class shall hold office for a term expiring at the second annual shareholders meeting, and directors of the third class shall hold office for a term expiring at the third annual shareholders meeting. At each annual shareholders meeting, a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the third succeeding annual meeting. Directors shall serve until their respective terms expire and their successors are elected and qualified or until their earlier resignation or removal.

     4.2 Resignation and Removal. A director may resign by written notice to the corporation, which resignation is effective upon its receipt by the corporation or at a subsequent time as set forth in the notice. Any director or the entire Board of Director may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote of the holders of a majority of the shares entitled to vote at an election of directors.

     4.3 Vacancies and Increase in Number. Vacancies on the Board of Directors occurring for any reason, including an increase in the number of directors, shall be filled in the manner provided by the Articles of Incorporation. A director chosen to fill a vacancy occurring for any reason, including an increase in the number of directors, shall hold office until the next election of directors by the shareholders of until his or her earlier resignation or removal.

     4.4 Place of Meetings and Records. The directors shall hold their meetings and maintain the minutes of the proceedings of meetings of shareholders, the Board of Directors, and committees of the Board of Directors, if any, and keep the books and records of account for the corporation in such place or places, within or outside the State of Michigan, as the Board of Directors may from time to time determine.

     4.5 Annual Meetings. The annual meeting of the Board of Directors shall be held, without notice other than this Section 4.7, at the same place and immediately after the annual shareholders meeting. If such meeting is not so held, whether because a quorum is not present or for any other reason, or if the directors were elected by written consent without a meeting, the annual meeting of the Board of Directors shall be called in the same manner as hereinafter provided for special meetings of the Board of Directors.

     4.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board. Any notice given of a regular meeting need not specify the business to be transacted or the purpose of the meeting.

     4.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the president and shall be called by one of them on the written request of any two (2) directors, upon at least two (2) days written notice to each director, or twenty-four (24) hours notice, given personally or by telephone or telegram. The notice does not need to specify the business to be transacted or the purpose of the special meeting. Attendance of a director at a special meeting constitutes a waiver of notice of the meeting, except where a director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

     4.8 Quorum and Vote. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business and the vote of a majority of the whole Board constitutes the action of the Board of Directors, unless the vote of a larger number is specifically required by these Bylaws or the Articles of Incorporation. If a quorum is not present, the members present may adjourn the meeting from time to time and to another place, without notice other than announcement at the meeting, until a quorum is present.

     4.9 Action Without a Meeting. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if, before or after the action, all members of the Board of Directors, or such committee, consent thereto in writing. The written consent shall be filed with the minutes of the proceedings of the Board of Directors or committee and the consent shall have the same effect as a vote of the Board of Directors or committee for all purposes.

     4.10 Report to Shareholders. The Board of Directors shall cause a financial report of the corporation for the preceding fiscal year to be made and distributed to each shareholder within four months after the end of each fiscal year. The report shall include the corporation's statement of income, its year-end balance sheet, and, if prepared by the corporation, its statement of source and application of funds.

     4.11 Corporate Seal. The Board of Directors may authorize a suitable corporate seal, which seal shall be kept in the custody of the Secretary and used by the Secretary.

     4.12 Compensation of Directors. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at meetings of the Board or of any committee of which they are a member. In addition thereto or in lieu thereof, as determined by resolution of the Board of Directors, a director may be paid a fixed sum for attendance at each meeting of the Board, or of a committee thereof, or may be paid a stated salary for serving as a director as well as an additional stated salary for serving on any committee of the Board.

     4.13 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an executive committee consisting of one or more of the directors of the corporation. At all meetings of the executive committee, a majority of the members of the committee shall constitute a quorum and the act of a majority of the members present at any executive committee meeting at which there is a quorum present shall be the act of the executive committee. The executive committee, to the extent provided in said resolution or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation 'and may authorize the seal of the corporation to be affixed to all papers which may require it. The Board may designate one or more other committees which shall have such powers and duties as may be determined by the Board. All committees shall keep regular minutes of their proceedings and report to the Board when required. No committee shall have the power or authority to amend the Articles of Incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease, or exchange of all or substantially all of the corporation's property and assets, recommend to the shareholders a dissolution of the corporation or a revocation of a dissolution, fill vacancies in the Board of Directors, fix compensation of the directors for serving on the Board or on a committee, amend these Bylaws, or declare a dividend or authorize the issuance of shares unless the power to declare a dividend or to authorize the issuance of shares is granted to such committee by specific resolution of the Board of Directors.

     4.14 Meeting Participation by Use of Communication Equipment. Members of the Board of Directors, or of any committee designated by the Board, may participate in a meeting of the Board or committee, as the case may be, by using a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 4.16 shall constitute presence at the meeting.

                                    ARTICLE V
                                    OFFICERS

     5.1 Officers. The officers of the corporation shall be a president, a treasurer, and a secretary, all of whom shall be elected by the Board of Directors. In addition, the Board of Directors may elect a chairman and one or more vice presidents who shall also be officers of the corporation if elected. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. None of the officers of the corporation, other than the chairman, need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual shareholders meeting. Any two (2) or more off ices may be held by the same person, but an officer shall not execute, acknowledge, or verify any instrument in more than one capacity if the instrument is required by law to be executed, acknowledged, or verified by two (2) or more officers.

     5.2 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The Board may, by specific resolution, empower the chairman, the president, or the executive committee, if such a committee has been designated by the Board, to appoint such subordinate officers or agents and to determine their powers and duties.

     5.3 Removal. The chairman, president, any vice president, secretary, and treasurer may be removed at any time, with or without cause, but only by the affirmative vote of a majority of the whole Board of Directors. Any assistant secretary or assistant treasurer, or subordinate officer or agent appointed pursuant to Section 5.2, may be removed at any time, with or without cause, by action of the Board of Directors or by the committee or officer, if any, empowered to appoint such assistant secretary or assistant treasurer or subordinate officer or agent.

     5.4 Compensation of Officers. Compensation of officers for services rendered to the corporation shall be established by the Board of Directors.

     5.5 Chairman. The Chairman of the Board of Directors, if one be elected, shall be elected by the directors from among the directors then serving. The Chairman of the Board shall preside at all meetings of the shareholders and at all meetings of the Board of Directors and shall perform such other duties as may be determined by resolution of the Board of Directors including, if the Board shall so determine, acting as the chief executive officer of the corporation, in which case the Chairman shall have general supervision, direction, and control of the business of the corporation and shall have the general powers and duties of management usually vested in or incident to the office of the chief executive officer of a corporation.

     5.6 President. Unless the Board shall determine otherwise, the President shall be the chief executive officer as well as the chief operating officer of the corporation and shall have general supervision, direction, and control of the business of the corporation as well as the duty and responsibility to implement and accomplish the objectives of the corporation. In the absence or nonelection of a chairman, the president shall preside at all meetings of shareholders and at all meetings of the Board of Directors. The president shall perform such other duties as may be assigned by the Board of Directors.

     5.7 Vice Presidents. Each vice president shall have such power and shall perform such duties as may be assigned by the Board of Directors and may be designated by such special titles as the Board of Directors shall approve.

     5.8 Treasurer. The treasurer shall have custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. The treasurer shall deposit all money and other valuables in the name and to the credit of the corporation in such depositories as may be selected by the Board of Directors. The treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or the chief executive officer, taking proper vouchers for such disbursements. In general, the treasurer shall perform all duties incident to the office of treasurer and such other duties as may be assigned by the Board of Directors.

     5.9 Secretary. The secretary shall give or cause to be given notice of all meetings of shareholders and directors and all other notices required by law or by these Bylaws;

provided, however, that in the case of the secretary's absence, or refusal or neglect to do so, any such notice may be given by any person so directed by the chief executive officer or by the directors, or by the shareholders upon whose requisition the meeting is called, as provided in these Bylaws. The secretary shall record all the proceedings of meetings of shareholders and of the directors in one or more books provided for that purpose and shall perform all duties incident to the office of secretary and such other duties as may be assigned by the Board of Directors.

     5.10 Assistant Treasurers and Assistant Secretaries. Assistant treasurers and assistant secretaries, if any shall be appointed, shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors or by the officer or committee who shall have appointed such assistant treasurer or assistant secretary.

     5.11 Bonds. If the Board of Directors shall require, the treasurer, any assistant treasurer, or any other officer or agent of the corporation shall give bond to the corporation in such amount and with such surety as the Board of Directors may deem sufficient, conditioned upon the faithful performance of his or her respective duties and offices.

                                   ARTICLE VI
                     CONTRACTS, LOANS, CHECKS, AND DEPOSITS

     6.1 Contracts. The Board of Directors may authorize any officer, or officers, or agent, or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation and such authority may be general or confined to specific instances.

     6.2 Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name, unless authorized by a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

     6.3 Checks. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer, or officers, or agent, or agents, of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

     6.4 Deposits. All funds of the corporation, not otherwise employed, shall be deposited to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1 Fiscal Year. The fiscal year of this corporation shall end on the 31st day of December of each year.

     7.2 Notices. Whenever any written notice is required to be given under the provisions of any law, the Articles of Incorporation, or by these Bylaws, it shall not be construed or interpreted to mean personal notice, unless expressly so stated, and any notice so required shall be deemed to be sufficient if given in writing by mail, by depositing the same in a Post Office box, postage prepaid, addressed to the person entitled thereto at his or her address as it appears in the records of the corporation. Such notice shall be deemed to have been given. at the time and on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings, except as otherwise provided by law or these Bylaws.

     7.3 Waiver of Notice. Whenever any notice is required to be given under the provisions of any law, the Articles of Incorporation, or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

     7.4 Voting of Securities. Securities of another corporation, foreign or domestic, standing in the name of this corporation, which are entitled to vote may be voted, in person or by proxy, by the chairman or the president of this corporation or by such other or additional persons as may be designated by the Board of Directors.

     7.5 Compensation Repayment. If the compensation paid to any officer of the corporation for any fiscal year is challenged by the Internal Revenue Service as excessive so as to call into question the corporation's deduction of such compensation for federal income tax purposes and, if such challenge is resolved, either by compromise or litigation, in a manner which disallows the deduction, or any part thereof, then such officer shall repay said compensation to the corporation to the extent the corporation's deduction therefor has been disallowed.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     The corporation shall indemnify to the fullest extent authorized or permitted by the Michigan Business Corporation Act any person, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or employee of the corporation or serves or served any other enterprise at the request of the corporation.

                                   ARTICLE IX
                                   AMENDMENTS

     These Bylaws may be amended or repealed or new Bylaws adopted by the affirmative vote of a majority or more of the Board of Directors at any regular or special meeting, without prior notice of intent to do so, or by vote of the holders of a majority of the outstanding voting shares of the corporation at any annual or special meeting if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting.

                                   EXHIBIT 10

                      DIRECTORS' DEFERRED COMPENSATION PLAN

                             ARTICLE I - Definitions

     1.1 "Plan" means the Directors' Deferred Compensation Plan of BYRON CENTER STATE BANK, as described in this instrument, effective January 1, 1988, and thereafter.

     1.2 "Bank" means BYRON CENTER STATE BANK, a Michigan corporation, or a successor corporation thereafter.

     1.3 "Committee" means the Committee, if any, appointed to administer the Plan as and to the extent provided in Article 2.13.

     1.4 "Director" means a Director of the Bank or of any division, subsidiary or affiliate of the Bank who is eligible to become a Participant in the Plan under the eligibility requirements then in effect as established by the Committee pursuant to Article 2.13.

     1.5 "Account of Compensation Deferred" means that account maintained for each Participant which account shall be the total value of each Participant's deferral of fees at any point in time plus imputed interest at 12% annually.

     1.6 "Participant" means a person who is selected to participate in the Plan and has executed the Adoption Agreement as required by Paragraph 2.7 hereof.

     1.7  "Deferred   Compensation"   means  the  portion  of  a   Participant's
compensation for any fiscal year, or part thereof, that has been deferred pursuant to the Plan.

     1.8 "Termination of Service" or similar expression means the termination of the Participant as a Director of the Bank or any division, subsidiary or affiliate thereof. Total disability, whether temporary or permanent, as defined herein, shall not be considered termination of service, however, the deferral amount as stated in Paragraph H of the Adoption Agreement shall be terminated at time of disability, provided the Participant does not continue to receive Directors' fees.

     1.9 "Total Disability" whether temporary or permanent as used herein shall mean disability resulting from bodily injury provided same is not self-inflicted or disease that prevents a Participant from engaging in any occupation for compensation or profit which disability has existed continuously for at least six months.

     1.10 "Normal Retirement Date" for each Participant shall be the date set forth as the Participant's Normal Retirement Date in Section E of the Adoption Agreement executed by Participant and Bank, an unexecuted copy of which is attached hereto as Exhibit I.

                                   ARTICLE II

     2.1 Each Director of the Bank or of any division, subsidiary or affiliate of the Bank selected to participate in the Plan may have a portion of his Directors' fees to be received by him deferred in accordance with the terms and conditions of the Plan. The amount of such fees that may be so deferred shall not exceed the amount indicated in Paragraph H of the Adoption Agreement attached hereto as Exhibit I ("Adoption Agreement").

     2.2 Continued Service. (a) Each Participant in the Plan shall continue as a Director of the Bank under terms mutually agreed upon between the Bank and the Participant, from time to time, until the Participant reaches his Normal Retirement Date or until such date as may be mutually agreed upon, or until his prior death or total and permanent disability, as herein defined, or until consent of the Bank to his early retirement. Any payments under this Plan shall be independent of, and in addition to, those under any other Plan, program or agreement which may be in effect between the Bank and the Participant. This Plan and the Adoption Agreement attached hereto as Exhibit "I" shall not be construed as a contract of employment, nor do either restrict the right of the shareholders of the Bank to remove the Participant as a Director, or the right of the Participant to resign as a Director. (b) In the event of total disability and the Participant no longer receives Director's fees, Participant will be relieved of the payment of the deferral amount; however, the Participant will receive full retirement or death benefits to the same extent as if the Participant had continued to defer the full deferral amount up to the time of death or retirement.

     2.3 Pre-Retirement Death Benefits. (a) If a Participant dies before his normal retirement date as specified in Paragraph E of the Adoption Agreement, while serving as a Director of the Bank, the Bank will pay to his beneficiary the monthly benefit stated in Paragraph F of the Adoption Agreement. (b) If a Participant resigns as a Director of the Bank before his Normal Retirement Date for any reason, no death benefit shall be payable unless he has completed three
(3) years of participation in the Plan. (c) If the Participant who resigns has completed three (3) or more years participation in the Plan and dies prior to his Normal Retirement Date, the Participant's beneficiary(ies) will receive a monthly benefit for a total of 180 months. The amount of such benefit will be equal to a pro-rata portion of the preretirement Death Benefit based on the formula contained in the Article 2.6 hereof. In no event will this stated pre-retirement Death Benefit be greater than that specified in Paragraph F of the Adoption Agreement.

     All payments to be made pursuant to this Article 2.3 shall commence 30 days following the death of the Participant.

     2.4 Post-Retirement Death and Income Benefits. Upon a Participant attaining his Normal Retirement Date, whether or not he then retires, the Bank will pay him the monthly benefits stated in Paragraph G of the Adoption Agreement.
Payments  hereunder  shall  commence the month  following his Normal  Retirement
Date.

     If the Participant dies prior to receiving 180 monthly payments in the amount specified in Paragraph G of the Adoption Agreement, the Participant's Beneficiary shall continue to receive such monthly payments in a like amount until the benefits provided for therein have been paid in full. If such Participant has received at least 180 monthly payments in the amount specified in Paragraph

G of the Adoption Agreement prior to such Participant's death, no further benefits shall be due hereunder.

     2.5 Suicide. Notwithstanding any other provisions of this Plan, no benefits shall be payable hereunder to a Participant's beneficiary if the Participant's death occurs as a result of a suicide, while sane or insane, within two years after (i) the date of said Participant's execution of the Adoption Agreement and/or (ii) the date of any subsequent change in the Benefits for said Participant.

     2.6 Early Termination. If the Participant's service as a Director of the Bank is terminated for reasons other than death or total and permanent disability prior to his Normal Retirement Date, with or without cause or voluntarily or involuntarily, and if the Participant's termination was not due to fraudulent or dishonest conduct by the Participant, and if the Participant had not completed at least three (3) years participation in the Plan, the Bank shall return to the Participant all amounts of his Director's fees which were deferred, plus interest at a rate of 8%, if any, as a result of his participation in this Plan and such Participant shall not be entitled to receive any benefits under the Plan.

     If termination as a Director of the Bank occurs after a Participant has completed three (3) years of Participation in the Plan, and if he is then living, the Participant shall at his normal Retirement Date receive a pro-rata portion of the post-retirement benefits provided for in Paragraph G of the Adoption Agreement determined as follows:

    Years served on the Board of Bank
    after effective date of the Plan.
    (Rounded to the nearest whole year)                Post Retirement Benefit
                                                       stated in Paragraph G
    --------------Divided by----------        X        of the Adoption Agreement
                                                       Of the Adoption
    Years Director would have been on the
    Board of the Bank  after the effective
    date of the Plan if he had continued
    to serve on the Board until his Normal
    Retirement Date. (Rounded to the
    nearest whole year)

     Payments due hereunder shall commence the month following his Normal Retirement Date.

     2.7 Requirements for Participants. In order to participate herein, the Directors of the Bank selected to participate by the Bank shall execute an Adoption Agreement in the form attached hereto as Exhibit "I".

     2.8 Beneficiary. Each Participant shall have the right to designate in writing a primary and contingent Beneficiary entitled to receive the benefits payable upon death on behalf of such Participant. Each Participant may change or revoke such designation in writing.

     2.9 Unfunded Plan. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Bank by reason of any amounts due him hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. All benefits provided for hereunder and all other amounts deferred hereunder are completely unsecured and are payable only out of the general assets of the Bank. The Bank shall be under no obligation whatsoever to purchase or maintain any life insurance policy or annuity contract or in any other manner provide the benefits or fund its obligations under the Plan.

     2.10 Non-assignability. Neither the Participant nor the Participant's spouse, nor their heirs or legatees shall have any right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

     2.11 Rights of Bank to Terminate The Plan. The Bank shall have the right to terminate this Plan at any time. If the Plan is terminated, a Participant in the Plan shall receive future benefits in the same manner and amount as he would have received had he terminated his service as a Director on the date the Plan is terminated. Anything herein to the contrary notwithstanding, should any Company elect to terminate the Plan, it shall be obligated to continue to pay all benefits provided for hereunder to all its Participants or their beneficiaries, as the case may be, who have died or retired and who have become entitled to receive same in accordance with terms of the Plan.

     2.12 Relation to Other Plans. Any benefits payable under this Plan shall not be deemed compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit-sharing plan or other similar plan or arrangement of the Bank for the Benefit of its Participants.

     2.13 Administration. The Board of Directors of the Bank shall have full power and authority to administer this Plan or at its election it may delegate such authority to a committee made up of three (3) members of the Bank's Board of Directors. No member of the Board shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own willful misconduct or lack of good faith. The Directors shall, from time to time, establish eligibility requirements for participation in the Plan and rules for the Administration of the Plan that are not inconsistent with the provisions of the Plan.

     2.14 Amendment. The Board of Directors of the Bank reserves the right to amend this claim in such manner as it in its sole discretion may deem necessary and proper.

     2.15 Law Governing. This Plan shall be construed in accordance with and governed by the laws of the State of Michigan.

     2.16 Facility of Payment. Payment hereunder to the Participant or his or her beneficiary pursuant to this Plan shall duly discharge Bank from all claims or liabilities with respect to such payments unless, before such payment is made, the Bank has received at its principal place of business written notice by or on behalf of some other persons who claims to be entitled to such payments or some part thereof. In the event the Participant is deceased and a Court of competent jurisdiction has entered a final order with respect to his or her estate, payment of such money, or portions thereof, if any be due, pursuant to the terms of the judgment shall likewise fully protect the Bank making such payment unless, before such payment is made, written notice of a claim or adverse claim is received in the manner provided above.

     2.17 Effect of Merger, Etc. The Bank shall not merge, consolidate, or combine with any other business entity unless and until the succeeding or continuing Bank expressly assumes and confirms the duties and obligations of the Bank under this Plan.

                                    EXHIBIT I

                               ADOPTION AGREEMENT

                      DIRECTORS' DEFERRED COMPENSATION PLAN

        This Adoption Agreement Supersedes all Prior Adoption Agreements

     A. I,___________________, a Director of Byron Center State Bank (the Bank), acknowledge that I have been furnished with a copy of the Directors' Deferred Compensation Plan of Byron Center State Bank (the Plan) and that I have been selected for participation therein.

     B. I hereby, adopt the Plan and agree to be bound by all of its provisions as it now exists or may hereafter be amended.

     C. My beneficiary(ies) is:

        PRIMARY

        CONTINGENT

     D. I agree to take such physical examination and to supply truthfully and completely such information as may be required by the Bank.

     E. My normal retirement date for purposes of this Plan is ______________.

     F. The amount of my pre-retirement death benefits payable under Paragraph 2.3(a) of the Plan is $___________ payable monthly for a total of 180 months.


     G. The amount of my post retirement income benefits payable under Paragraph
2.4 of the Plan will be equal to an amount derived by solving for a 180-month annuity utilizing the accumulated value in my Account of Compensation Deferred as defined in Paragraph 1.5 of Article "I" of the Plan. The annuity interest will be 12%. The amount of the Post-Retirement Income and Death Benefit will be payable monthly for 180 months.

     H. In consideration of my participation in this Plan, I agree to defer from my compensation annually an amount up to $___________ for the first ten years of the Plan. These deferrals shall be applied as provided in the Plan to which this Adoption Agreement is attached.

     J. The effective date relative to this benefit, for all purposes of the Directors' Deferred Compensation Plan, is January 1, 1988.


DATE:______________________________                ____________________________



DATE:______________________________                ____________________________
                                                   Authorized Representative of
                                                   Byron Center State Bank





THIS ADOPTION AGREEMENT SUPERSEDES ALL PRIOR ADOPTION AGREEMENTS.

                                   EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT



                             Byron Center State Bank

                                STOCK CERTIFICATE

              Incorporated Under the Laws of the State of Michigan

          NUMBER                                       SHARES
           3673                                        Example


                                     ROOTED
                          IN THE COMMUNITIES WE SERVE
                                      AND
                                    REACHING
                                 FOR EXCELLENCE

                          O.A.K. FINANCIAL CORPORATION

This Certifies That           SPECIMAN
Is The Owner Of               None (0)
                                                            SEE REVERSE FOR
                                                            CERTAIN DEFINITIONS

                       FULL-PAID AND NONASSESSABLE SHARES
                     OF THE COMMON STOCK, $1 PAR VALUE, OF
                          O.A.K. FINANCIAL CORPORATION

 transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

 Witness the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

          SECRETARY                                      PRESIDENT

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws and regulations:

TEN COM-as tenants in common            UNIF GIFT MIN ACT ______Custodian_______
TEN ENT-as tenants by the entireties                      (Cust)         (Minor)
JT TEN-As joint tenants with right                         under Uniform Gifts
       of survivorship and not                                  to Minors
       tenants in common                                  Act._________________
                                                                 (State)


    Additional abbreviations may also be used though not in the above list.

[                           ]
PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER
         OF ASSIGNEE

               For value received____hereby sell, assign and transfer unto

_______________________________________________________________________________
            (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE)
_______________________________________________________________________________

_______________________________________________________________________________

____________________________________________________shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ______________________ Attorney, to transfer the said stock on the books of the within-named Corporation, with full power of substitution in the premises.

Dated                         _________________________________________________
                     NOTICE:  THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND
                              WITH THE NAME AS WRITTEN UPON THE FACE OF THE
                              CERTIFICATE IN EVERY PARTICULAR, WITHOUT
                              ALTERATION OR ENLARGEMENT, OR ANY CHANGE
                              WHATSOEVER.

                              _________________________________________________
                     NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATSOEVER.